UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COACH, INC.

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516 West 34th Street

New York, New York 10001

September 27, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 7, 2013 at the Company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2013 was a year of many milestones, including the acquisition of our retail businesses in Malaysia and Korea and the transition of Coach Europe to a directly operated business just after the close of the year. In addition, during the fiscal year, our Men’s business grew nearly 50% to over $600 million at retail, while in China, our fastest growing market, sales rose about 40%. We also successfully expanded our digital initiatives, driving double digit online sales growth. Further, the 13% increase in our quarterly dividend demonstrated our financial strength, commitment to stockholder return, and confidence in the future.

While we made significant progress against our strategic initiatives and maintained our outstanding profitability levels, we were not satisfied with our performance in the Women’s handbag and accessories category in North America, where competition intensified and the environment remained highly promotional. To address these challenges and drive growth across all of our business, we’ve embarked on a path to transform Coach into a global luxury lifestyle brand, anchored in accessories. Our intent is to reinforce brand relevance across all consumer touch points including product, store environments and marketing, reinforcing the bond with our existing consumers while driving new customer engagement globally. Although this will be a multiyear journey, we are excited about the future. We’re building upon our strong brand and business equities — creating a foundation for long-term growth — with an exceptional team at the helm.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support. We look forward to seeing you at our 2013 Annual Meeting of Stockholders.

Sincerely,

LEW FRANKFORT
Chairman and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING

OF STOCKHOLDERS

We will hold the 2013 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the ‘‘Company’’ or ‘‘Coach’’), at the Company’s offices, 516 West 34th Street, New York, New York, 10001, on November 7, 2013, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect nine Directors of Coach;

2.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

3.	To consider and vote upon the approval, on a non-binding advisory basis, of the Company’s executive compensation, as disclosed in the proxy statement for the 2013 Annual Meeting;

4.	To consider and vote upon the approval of the Coach, Inc. 2013 Performance-Based Annual Incentive Plan; and

5.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 9, 2013 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

TODD KAHN
Executive Vice President, Corporate Affairs, General Counsel and Secretary

New York, New York

September 27, 2013

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation or the Coach, Inc. 2013 Performance-Based Annual Incentive Plan, if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.

Regardless of whether you plan to attend the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented and voted at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

INFORMATION REGARDING HONG KONG DEPOSITARY RECEIPTS

Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388. Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This document contains certain forward-looking statements based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as ‘‘believes,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘confidence,’’ ‘‘trends,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘on track,’’ ‘‘are positioned to,’’ ‘‘on course,’’ ‘‘opportunity,’’ ‘‘continue,’’ ‘‘project,’’ ‘‘guidance,’’ ‘‘target,’’ ‘‘forecast,’’ ‘‘anticipated,’’ ‘‘plan,’’ ‘‘potential,’’ the negative of these terms or comparable terms. These statements include those regarding certain agreements and plans that will require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company and/or individual objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that future compensation to our named executive officers, and the events that could trigger such payments, vary materially from the descriptions described herein due to factors beyond our control, such as the timing during the year of a triggering event, the amount of future non-equity incentive compensation, and the value of our stock on the date of a triggering event. Coach’s actual results could differ materially from the results contemplated by these forward-looking statements and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations due to a number of factors, including but not limited to: (i) the successful execution of our growth strategies and our efforts to expand internationally into a global lifestyle brand; (ii) the effect of existing and new competition in the marketplace; (iii) our exposure to international risks, including currency fluctuations; (iv) changes in economic or political conditions in the markets where we sell or source our products; (v) our ability to successfully anticipate consumer preferences for accessories and fashion trends; (vi) our ability to control costs; (vii) the effect of seasonal and quarterly fluctuations in our sales on our operating results; (viii) our ability to protect against infringement of our trademarks and other proprietary rights; and such other risk factors as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, and those described from time to time in the Company’s future reports filed with the Securities and Exchange Commission. Coach assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

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516 West 34th Street

New York, New York 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on
Thursday, November 7, 2013

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

1.	What is the purpose of these materials?

The accompanying proxy is solicited on behalf of the Board of Directors (the ‘‘Board’’) of Coach. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the Company’s offices, 516 West 34th Street, New York, New York 10001, on Thursday, November 7, 2013 at 9:00 a.m. Eastern time. As a stockholder of our common stock, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

If you are a holder of Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights for your Hong Kong Depositary Receipts.

2.	What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our Annual Report on Form 10-K for the fiscal year ended June 29, 2013 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 27, 2013.

3.	What proposals will be voted on at the meeting?

There are four proposals to be considered and voted on at the meeting, which are:

1.	To elect nine Directors of Coach, Inc.;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

3.	The approval, on a non-binding advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and

4.	The approval of the Coach, Inc. 2013 Performance-Based Annual Incentive Plan.

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Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

4.	Does the Board of Directors recommend voting in favor of the proposals?

Our Board unanimously recommends that you vote your shares ‘‘FOR’’ each of the Director nominees and proposals 2, 3, and 4.

5.	What shares can I vote?

You may vote all of the shares of our common stock that you owned at the close of business on September 9, 2013, the record date.

Holders of Hong Kong Depositary Receipts will be entitled to direct the vote of the shares represented by the Hong Kong Depositary Receipts held by them at the close of business on September 10, 2013 (Hong Kong time).

6.	What classes of shares are entitled to be voted?

Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 9, 2013 record date. On the record date, Coach had 280,993,207 shares of common stock outstanding and entitled to be voted at the meeting.

7.	What do I need to do now?

Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the notice of the meeting and internet availability you received for the meeting; if you received paper copies of Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online, by telephone, or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

8.	Do I need to attend the Annual Meeting?

No. You may authorize your shares to be voted by following the instructions presented in the notice of the meeting and internet availability you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.

9.	If I wish to attend the Annual Meeting, what identification must I show to be admitted?

All stockholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•	If your shares of Coach stock are held through a broker or other financial institution (the large majority of Coach shares are held in this way, also commonly called ‘‘street name’’), you will need to bring either (1) a letter from your broker stating that you held Coach shares through that institution as of the record date for the meeting or (2) a copy of the notice of Annual Meeting document you received in the mail for our Annual Meeting. If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a proxy from the record holder of your shares to present at the meeting.

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•	If you are a registered stockholder (meaning that your shares are held directly with Coach’s registrar and transfer agent) whose shares are registered in your own name, you do not need anything additional, since we can check your name against the list of registered stockholders at the door.

Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification described above.

10.	What if I am a holder of Hong Kong Depositary Receipts?

If you hold Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights in respect to your Hong Kong Depositary Receipts.

To be effective, the Hong Kong Depositary Receipts proxy form, together with a valid power of attorney or other valid authority, if any, under which it is signed, must be completed and deposited at the office of the Hong Kong Depositary Receipts Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:00 p.m. on Wednesday, October 30, 2013 (Hong Kong time).

11.	What constitutes a quorum, and why is a quorum required?

A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to be voted on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

12.	What is the voting requirement to approve the proposals?

Directors will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or by properly completed or authorized proxy. This means that the nine nominees who receive the largest number of ‘‘FOR’’ votes cast will be elected as Directors. There are no cumulative voting rights. Broker non-votes will not have any effect on the election of Directors. See ‘‘What happens if a Director nominee does not receive a majority of the votes cast?’’ below for information concerning our director resignation policy.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014 requires ‘‘FOR’’ votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy. Brokers may vote uninstructed customer shares on this matter. Abstentions will have no effect on the matter.

Adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables (together with the related narrative disclosure) of this proxy statement, requires ‘‘FOR’’ votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy. The Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers are collectively referred to as ‘‘Named Executive Officers.’’ Abstentions and broker non-votes will not have any effect on the matter.

The approval of the Coach, Inc. 2013 Performance-Based Annual Incentive Plan requires ‘‘FOR’’ votes from a majority of votes cast on the matter at the Annual Meeting, either in

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person or by properly completed or authorized proxy. Abstentions and broker non-votes will not have any effect on the matter.

13.	What if I don’t vote? What if I abstain? How are broker non-votes counted?

Based on current New York Stock Exchange (‘‘NYSE’’) rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation, or the approval of the Coach, Inc. 2013 Performance-Based Annual Incentive Plan if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a stockholder.

When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will generally have no effect on any of the proposals, because they are not considered votes cast.

14.	What happens if a Director nominee does not receive a majority of the votes cast?

Under our Corporate Governance Principles, a Director nominee, running uncontested, who receives more ‘‘Withheld’’ than ‘‘For’’ votes is required to tender his or her resignation for consideration by the Governance and Nominations Committee. The Governance and Nominations Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Any Director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.

15.	Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

16.	If my shares are held in ‘‘street name’’ by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which does not include the election of Directors, the advisory vote to approve executive compensation or the Coach, Inc. 2013 Performance-Based Annual Incentive Plan) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

17.	Who will count the votes?

All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.

18.	Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the Securities and Exchange Commission (‘‘SEC’’) within four business days after the end of the Annual Meeting.

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19.	Who will bear the cost for soliciting votes for the meeting?

The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Alliance Advisors, LLC to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

20.	Will there be access to the meeting room for persons with disabilities?

Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2436 for information.

21.	Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

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PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Nine Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2014 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors. The Board of Directors recommends that you vote FOR all of the Director nominees below.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 30, 2013.

Name	Age	Position with Coach
Lew Frankfort	67	Chairman, Chief Executive Officer and Director
Victor Luis	47	President, Chief Commercial Officer and Director
Susan Kropf	64	Director
Gary Loveman	53	Director
Ivan Menezes	54	Director
Irene Miller	61	Director
Michael Murphy	76	Director
Stephanie Tilenius	46	Director
Jide Zeitlin	49	Director

Lew Frankfort has been involved with the Coach business for more than 30 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University.

Coach’s Board believes that Mr. Frankfort is qualified to serve as Chairman of the Board based on all of the experience described above, his more than 30 years of exemplary leadership to Coach, his depth and breadth of knowledge of every facet of our business and his proven track record of delivering sustainable long-term growth.

Victor Luis has served as a Director, President and Chief Commercial Officer of the Company since February 2013. In his current role, Mr. Luis, has oversight for all of Coach’s revenue-generating units, strategy and merchandising. Mr. Luis served as President, International

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Group of Coach, from February 2012 to February 2013, with oversight for all of Coach’s operations outside of North America. Prior to that he was President for Coach Retail International from March 2010 to February 2012, with responsibility for the Company’s directly operated businesses in China (Hong Kong, Macau and Mainland China), Japan, Singapore, and Taiwan. Prior to that he was President and Chief Executive Officer, Coach China and Coach Japan from September 2008 to March 2010. Mr. Luis joined Coach in June 2006 as President and Chief Executive Officer, Coach Japan. Prior to joining Coach, from 2002 to 2006, Mr. Luis was the President and Chief Executive Officer for Baccarat, Inc., running the North American operation of the French luxury brand. Earlier in his career, Mr. Luis held marketing and sales positions within the Moët Hennessy Louis Vuitton (LVMH) Group. Mr. Luis holds a Bachelor of Arts degree from College of the Holy Cross and a Master of Arts degree from University College, Durham University, UK.

Coach’s Board believes that Mr. Luis is qualified to serve as a Director based on all of the experience described above and his proven track record within the Company over the past seven years, including most notably his leadership of the Company’s efforts in its international markets. His day-to-day leadership as our President and Chief Commercial Officer of all of our business units, merchandising, licensing, corporate strategy and consumer insights provides our Board with intimate knowledge of our operations, challenges and opportunities.

Susan Kropf has served as a member of Coach’s Board of Directors since June 2006. From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, a global beauty company and was a member of its Board of Directors from 1998 to 2006. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., Kroger Co. and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University.

Coach’s Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major publicly traded global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

Gary Loveman has served as a member of Coach’s Board of Directors since January 2002. Mr. Loveman is the Chairman, Chief Executive Officer and President of Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a casino entertainment company; he has held the position of President since April 2001, Chief Executive since January 2003, and Chairman since January 2005. He held various other executive positions at Caesars Entertainment Corporation from May 1998 to April 2001. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman serves as a Director of Caesars Entertainment Corporation and FedEx Corporation, and is a member of the Board of Trustees at Children’s Hospital Boston. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Coach’s Board believes that Mr. Loveman is qualified to serve as a Director based on all of the experience described above, his experience as chairman and chief executive officer of a major global company, his strong financial background, and his proven track record of growth and innovation.

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Ivan Menezes has served as a member of Coach’s Board of Directors since February 2005. Mr. Menezes is an executive Director and the Chief Executive of Diageo plc, a premium drinks company; he was appointed Chief Executive in July 2013 and has been an executive Director since July 2012. Before then he held several executive and senior appointments at Diageo and was the Chief Operating Officer, Diageo plc since March 2012, the Chairman, Diageo Latin America & Caribbean since July 2011, the Chairman, Diageo Asia Pacific since October 2008, and the President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes also serves as an executive Director on the Board of Directors of Diageo plc. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a senior executive and regional Chairman of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

Irene Miller has served as a member of Coach’s Board of Directors since May 2001. Since July 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., a bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Inditex, S.A. and TD Bank Financial Group and during the past five years, she also served on the Board of Directors of Barnes & Noble, Inc. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Coach’s Board believes that Ms. Miller is qualified to serve as a Director based on all of the experience described above, her years of experience as a senior executive and director of several major public and international companies and as an investment banker in the retail industry, her strong financial background, including as the past or present audit committee chair of four boards of directors, and her extensive experience in international corporate governance.

Michael Murphy has served as a member of Coach’s Board of Directors since September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation, a global manufacturer and marketer of consumer goods. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund and The Joffrey Ballet. During the past five years, he also served on the Board of GATX Corporation and as a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an M.B.A. degree in Finance from the Harvard Business School.

Coach’s Board believes that Mr. Murphy is qualified to serve as a Director based on all of the experience described above, his years of experience as a senior executive and director of several major public and international companies (including the former parent company of Coach), and his strong financial background, including serving as a Chief Financial and Chief Administrative Officer and as a past Chair of the audit committee of six other boards of directors.

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Stephanie Tilenius has served as a member of Coach’s Board of Directors since August 2012. Ms. Tilenius has been Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2012, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was vice president of global commerce and payments at Google, Inc., where she oversaw digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and global products. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. She is on the Board of IronPlanet, Inc. and Chair of the Advisory Board of the Harvard Business School California Research Center. She holds a Bachelor of Arts degree in Economics and a Master of Arts degree in International Finance from Brandeis University, and an M.B.A. from Harvard University.

Coach’s Board believes that Ms. Tilenius is qualified to serve as a Director based on all of the experience described above, her role as a senior executive at several large public companies, her experience in the consumer internet sector, including her varied digital and ecommerce expertise, along with her strategic insight and leadership skills.

Jide Zeitlin has served as a member of Coach’s Board of Directors since June 2006. Since 2005 Mr. Zeitlin has primarily been a private investor. He formerly served as a partner at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm, where his career included a number of senior management positions in the investment banking division; he focused on the consumer, industrial and healthcare industries. He also served in the firm’s executive office. Mr. Zeitlin joined Goldman Sachs full-time in 1987, became a partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin serves as a Director of Affiliated Managers Group, Inc. and is a board member at a number of not-for-profit organizations, including having served as Chairman of the Board of Trustees at Amherst College. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

Director Qualifications

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the SEC, the NYSE and the Hong Kong Stock Exchange. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Governance and Nominations Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors. The Board believes that each of its current Directors, all of whom are nominated for election, meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ ALL OF THE ABOVE NOMINEES FOR DIRECTOR.

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PROPOSAL 2: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

This section should be read in conjunction with the ‘‘Audit Committee Report’’ presented below.

Appointment of Auditors; Attendance at Meeting

The Audit Committee of Coach’s Board of Directors has appointed Deloitte & Touche LLP (‘‘D&T’’) as our independent registered public accounting firm for the fiscal year ending June 28, 2014. We ask stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Fees for Audit and Other Services

The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 30, 2012 and June 29, 2013 were approximately as follows:

	Fiscal 2012	Fiscal 2013
Audit Fees(1)	$2,921,000	$2,975,000
Audit-Related Fees(2)	92,000	93,000
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes the audit of Coach’s annual consolidated financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings. For fiscal 2012, also includes audit fees in connection with Coach’s listing of Hong Kong Depositary Receipts on The Stock Exchange of Hong Kong Limited.
(2)	Includes the audits of employee benefit plans.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee on an engagement-by-engagement basis.

The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.

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CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors held six meetings during fiscal year 2013. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the ‘‘HR Committee’’) and a Governance and Nominations Committee (the ‘‘GN Committee’’). All of our non-employee Directors (‘‘Outside Directors’’ or ‘‘Independent Directors’’) are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Name of Director	Audit	Human Resources	Governance and Nominations
Lew Frankfort
Victor Luis
Susan Kropf	X	Chair	X
Gary Loveman	X	X	X
Ivan Menezes(1)	X	X	X
Irene Miller(2)	X	X	Chair
Michael Murphy(3)	X	X	X
Stephanie Tilenius	X	X	X
Jide Zeitlin	Chair	X	X

(1) Mr. Menezes served as Chair of the HR Committee until June 29, 2013.

(2) Ms. Miller also serves as Coach’s Lead Outside Director.

(3) Mr. Murphy served as Chair of the Audit Committee until November 7, 2012.

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our Independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our Outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s then-sitting Directors attended the Annual Meeting of Stockholders held in 2012.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer, the other Directors, each committee and the Board as a whole. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors (meaning all Directors other than Messrs. Frankfort and Luis) who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. The Company’s Independent Directors satisfy the independence guidelines as set out under Rule 3.13 of The Stock Exchange of Hong Kong Limited Listing Rules and are considered as independent non-executive directors of the

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Company for the purpose of The Stock Exchange of Hong Kong Limited Listing Rules. Lew Frankfort and Victor Luis are members of management, and as a result, are not considered Independent Directors.

Audit Committee

The Audit Committee is comprised solely of Independent Directors and met eight times during fiscal year 2013. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were ‘‘independent’’ as defined in the NYSE listing standards and that all were ‘‘financially literate’’ under the rules of the exchange. The Board has determined that Jide Zeitlin, the Chair of the Audit Committee, is an ‘‘audit committee financial expert’’ under federal securities laws. The Audit Committee operates pursuant to a charter initially approved by the Board of Directors in September 2000 and last revised by the Board in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee

The HR Committee, comprised of Directors who are not members of management, met five times during fiscal year 2013. Coach’s Board of Directors determined that all members of the HR Committee were ‘‘independent’’ as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter initially approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee) and last revised by the Board in August 2013. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance

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page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The HR Committee:

•	determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers, the Board of Directors, and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans;

•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and

•	retained the services of Semler Brossy Consulting Group, LLC (‘‘Semler Brossy’’); a description of the services provided to the HR Committee during fiscal 2013 appears below under Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities.

Governance and Nominations Committee

The GN Committee, comprised of Directors who are not members of management, met four times during fiscal year 2013. Coach’s Board of Directors determined that all members of the GN Committee were ‘‘independent’’ as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

•	the highest personal and professional ethics, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	an inquisitive and objective perspective, practical wisdom and mature judgment;

•	freedom from significant conflicts of interest;

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•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	a commitment to serve on the Board for an extended period of time.

The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, New York 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

Compensation Committee Interlocks and Insider Participation

The HR Committee is comprised of the following Independent Directors: Susan Kropf, Chair, Gary Loveman, Ivan Menezes, Irene Miller, Michael Murphy, Stephanie Tilenius and Jide Zeitlin. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer. The HR Committee makes all compensation decisions regarding the Company’s executive officers.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program (the ‘‘Program’’). The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of ‘‘code of ethics’’ under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of the Program. You may obtain a copy of the Program by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Other Corporate Governance Matters

Corporate Governance Principles

Coach’s Corporate Governance Principles (the ‘‘Guidelines’’) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted

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on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information.’’ We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Combined Chairman and Chief Executive Officer; Strong Independent Board

Under Coach’s Bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since the inception of the Company in June 2000, Lew Frankfort has held the positions of both Chairman and Chief Executive Officer. The Board currently believes that the Company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. The Board believes that Mr. Frankfort, acting in the capacities of Chairman and Chief Executive Officer, serves as a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges.

In February 2013, the Company announced that it is the intention of the Board to appoint Mr. Luis, the Company’s President and Chief Commercial Officer and a member of its Board, to the position of Chief Executive Officer no later than January 1, 2014. At the same time, the Company announced that Mr. Frankfort, its Chairman and Chief Executive Officer would continue to serve in such capacity until Mr. Luis is named Chief Executive Officer. Upon Mr. Luis becoming Chief Executive Officer, Mr. Frankfort will become the Company’s Executive Chairman. Under this governance structure, the Company will continue to have an independent Lead Outside Director. The Board believes this governance structure — Mr. Luis as the Company’s chief executive and member of the Board and Mr. Frankfort remaining as Executive Chairman of the Board — will allow the Company to continue to execute its strategy and business plans to maximize stockholder value while facilitating a seamless transition of the Chief Executive Officer role.

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for reelection at the Annual Meeting have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. All Directors, with the exception of Messrs. Frankfort and Luis, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of Independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

Lead Outside Director

Currently Irene Miller, the Chair of the GN Committee, also serves as Coach’s Lead Outside Director. The Lead Outside Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the Independent Directors; (ii) orchestrating dialogue among the Independent Directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and Chief Executive Officer and the Independent Directors; (iv) acting as a liaison between stockholders and the Board where appropriate; and (v) working with the Chairman and Chief Executive Officer in developing the Board’s agenda, including the review of select information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items. Based on these duties and

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responsibilities, the Board believes that the Lead Outside Director provides an active independent leadership role in the Company’s affairs and an effective balance to the combined role of Chief Executive Officer and Chairman.

Board Diversity

The Company does not have a formal policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Board’s Role in the Oversight of Risk

Under Coach’s Bylaws and Guidelines, it is the duty of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a vigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and legal risks. The Board and its committees work with senior management, as well as Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the organization.

Sarbanes-Oxley Certifications

Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

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AUDIT COMMITTEE REPORT

The Audit Committee (the ‘‘Audit Committee’’) of the Board of Directors of Coach, Inc. (‘‘Coach’’) is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual consolidated financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended June 29, 2013 with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 that has been filed with the Securities and Exchange Commission.

Audit Committee

Jide Zeitlin, Chair*
Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Michael Murphy*
Stephanie Tilenius

*	Mr. Murphy served as Chair of the Audit Committee until November 7, 2012, at which time Mr. Zeitlin assumed the role.

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EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of September 27, 2013(1):

Name	Age	Position
Lew Frankfort(2)	67	Chairman, Chief Executive Officer and Director
Jane Nielsen	49	Executive Vice President and Chief Financial Officer
Victor Luis(2)	47	President, Chief Commercial Officer and Director
Todd Kahn	49	Executive Vice President, Corporate Affairs, General Counsel and Secretary
Sarah Dunn	53	Executive Vice President, Human Resources

(1)	Reed Krakoff, Coach’s former President and Executive Creative Director, and Jerry Stritzke, Coach’s former President and Chief Operating Officer, were executive officers of the Company until August 30, 2013 and September 2, 2013, respectively (each leaving after the end of the Company’s 2013 fiscal year end), and therefore are considered Named Executive Officers for the compensation disclosures set forth in this proxy statement. Michael Tucci, Coach’s former President, North American Group, was also an executive officer of the Company until August 30, 2013; Mr. Tucci is not a Named Executive Officer for fiscal year 2013.
(2)	Information regarding Messrs. Frankfort and Luis is listed under Proposal 1: Election of Directors.

Jane Nielsen assumed the position of Coach’s Executive Vice President and Chief Financial Officer in September 2011. Ms. Nielsen joined Coach from PepsiCo, Inc., where since 2009 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

Todd Kahn was appointed Executive Vice President, Corporate Affairs, General Counsel and Secretary in May 2013, after becoming Executive Vice President in August 2011, and after joining Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Sarah Dunn was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news and financial information agencies. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in

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April 2005. She was a member of the Thomson Financial Executive Committee and also served on the Human Resources Council of the Thomson Corporation. Ms. Dunn is also a Board member of Youth, I.N.C. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

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COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 30, 2013, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers as of June 29, 2013, and all Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, ‘‘beneficial ownership’’ includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s stock incentive plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
BlackRock, Inc.(1)	19,015,622	6.59%
Lew Frankfort(2)	5,117,075	1.8%
Jane Nielsen(3)	35,042	*
Victor Luis(4)	110,542	*
Reed Krakoff(5)	730,203	*
Jerry Stritzke(6)	101,680	*
Susan Kropf(7)	80,576	*
Gary Loveman(8)	78,815	*
Ivan Menezes(9)	44,901	*
Irene Miller(10)	111,573	*
Michael Murphy(11)	99,894	*
Stephanie Tilenius(12)	4,842	*
Jide Zeitlin(13)	86,493	*
All Directors and Officers as a Group (15 people)(14)	7,050,838	2.47%

*	Less than 1%.
(1)	BlackRock, Inc. (‘‘BlackRock’’), as of December 31, 2012, possessed sole voting and dispositive power with respect to 19,015,622 securities based on a Schedule 13G filed with the SEC on February 6, 2013. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act located at 40 East 52nd Street, New York, New York 10022.
(2)	Includes 3,084,934 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(3)	Includes 34,401 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(4)	Includes 70,049 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(5)	Includes 599,524 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options. Mr. Krakoff resigned from the Company on August 30, 2013.
(6)	Includes 88,249 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options. Mr. Stritzke resigned from the Company on September 2, 2013.

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(7)	Includes 67,275 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(8)	Includes 50,275 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options and 27,542 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(9)	Includes 14,275 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options and 6,867 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(10)	Includes 95,275 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(11)	Includes 19,955 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(12)	Includes 4,842 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options.
(13)	Includes 67,275 shares of common stock that may be purchased within 60 days of August 30, 2013 pursuant to the exercise of options and 19,218 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(14)	Includes 4,392,019 shares subject to options exercisable within 60 days of August 30, 2013 and 53,627 stock equivalents held by our Outside Directors.

  2013 Proxy Statement   |   21

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

‘‘RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and related narrative.’’

Adoption of the above resolution requires ‘‘FOR’’ votes from a majority of the votes cast on the matter at the Annual Meeting. This vote is advisory, which means that the vote to approve the Company’s executive compensation is not binding on the Company, our Board or the HR Committee of the Board. The Board values stockholders’ opinions and the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Your vote on this resolution is not intended to address specific elements of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement.

The Company currently asks its stockholders to approve, on an advisory basis, the compensation of its Named Executive Officers, on an annual basis; therefore, the Company’s stockholders will again be presented with such a proposal at the Company’s 2014 Annual Meeting of Stockholders.

The Company’s compensation programs are designed to reward its Named Executive Officers and employees for furthering the Company’s primary objective: driving sustainable increases in stockholder value through ongoing sales and earnings growth.

The Company has designed its compensation programs to reward our Named Executive Officers and other executives for Coach’s and their sustained high performance, to attract and retain outstanding talent and to align compensation with the long-term interests of our stockholders. A key element of our compensation approach is pay-for-performance. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis below:

•	Although fiscal year 2013 was an exception, over the long-term Coach has consistently delivered strong operating results.

•	The majority of executive compensation is variable, which means the ultimate value the executive earns depends on Coach’s financial and/or stock price performance.

•	We believe we set aggressive goals for financial performance, and we tie those goals to our Annual and Long-Term Incentive Plans. We did not meet the majority of our fiscal year 2013 performance targets and performance-based pay declined from the prior year as a result.

•	The HR Committee considered the feedback from stockholders and governance groups in designing the compensation package for Mr. Luis, who is planned to succeed Mr. Frankfort as our CEO in January 2014. For example, Mr. Luis’s compensation package:

o	discontinues the use of time-vested restricted stock units (‘‘RSUs’’) and reduces the emphasis on stock options compared to Mr. Frankfort;

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o	includes performance restricted stock units (‘‘PRSUs’’) as 60% of the annual long-term incentive grant mix;

o	utilizes rigorous relative and absolute TSR performance goals for his one-time five-year appointment grant of PRSUs;

o	does not include a fixed-term employment contract; and

o	includes reasonable severance, notice periods and restrictive covenants, which serve to protect both Coach and Mr. Luis under pre-defined situations.

•	The Board has implemented many executive compensation best practices. For example, in fiscal year 2012, we removed all rights to ‘‘280G gross-up’’ payments from the employment agreements of our executives.

•	With Mr. Krakoff’s departure, the Company no longer has in place any ongoing guaranteed salary increases (other than in connection with a planned promotion) or guaranteed cash bonuses for its Named Executive Officers.

•	We believe we balance risk and reward by including clawback provisions, multiple performance criteria, and caps on potential annual incentive and PRSU payments.

•	We have adopted stock ownership guidelines for our Directors and Named Executive Officers. All of our Directors and Named Executive Officers currently exceed these guidelines, except our Named Executive Officers and Directors who have not yet reached the permitted timeframes to acquire shares.

•	We have not entered into fixed term employment agreements with new Named Executive Officers. The existing agreement with Mr. Frankfort renews automatically for successive one year terms unless either Mr. Frankfort or the Board provides notice of non-renewal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION.

  2013 Proxy Statement   |   23

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program as it pertains to our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as the ‘‘Named Executive Officers.’’ For fiscal year 2013, our Named Executive Officers were:

Name	Title
Lew Frankfort	Chairman and Chief Executive Officer
Jane Nielsen	Executive Vice President and Chief Financial Officer
Reed Krakoff(1)	Former President and Executive Creative Director
Victor Luis(2)	President and Chief Commercial Officer
Jerry Stritzke(1)	Former President and Chief Operating Officer

(1)	Reed Krakoff and Jerry Stritzke were executive officers of the Company until August 30, 2013 and September 2, 2013, respectively (each leaving after the end of the Company’s 2013 fiscal year end), and therefore are considered Named Executive Officers for the compensation disclosures set forth in this proxy statement.
(2)	Mr. Luis became an executive officer in November 2012. He was appointed to the position of President and Chief Commercial Officer effective February 2013 and previously served as President, International Group. As previously disclosed, it is the intent of the Board to appoint Mr. Luis to the position of CEO no later than January 1, 2014 (as such, Mr. Luis is also referred to herein as the ‘‘CEO Elect’’). Michael Tucci, Coach’s former President, North American Group, was also an executive officer of the Company until August 30, 2013; however, Mr. Tucci was not a Named Executive Officer for fiscal year 2013.

Executive Summary

How We Performed in 2013 and How Our Performance Related to Pay

Fiscal year 2013 was a challenging year for Coach, with significant business and organizational transition. Our financial results were strong by many measures: we surpassed $5 billion in annual revenues, delivered robust international results, rapidly grew our global men’s business, strengthened our digital capabilities and drove excellent initial results in the re-launch of footwear.

Highlights are summarized below:

	Fiscal Year 2013 Results ($ in billions, except per share amounts)(1)
Measure	GAAP	Non-GAAP	Change Versus Fiscal Year 2012 on a GAAP Basis(2)	Change Versus Fiscal Year 2012 on a Non-GAAP Basis(3)
Net sales	$5.08	$5.08	+ 6.6%	+ 6.6%
Operating income	$1.52	$1.58	+ 0.8%	+ 1.7%
Diluted EPS	$3.61	$3.73	+ 2.3%	+ 5.5%
Free cash flow	N/A	$1.17	N/A	+ 13.0%
Annual cash dividend	$1.35 per share as of July 2013		+ 12.7%
Total stockholder return(4)			- 0.14%

(1)	Non-GAAP measures differ from what is reported under U.S. generally accepted accounting principles (‘‘GAAP’’), and free cash flow is a non-GAAP measure. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
(2)	Represents fiscal year 2013 GAAP results vs. fiscal year 2012 GAAP results except for free cash flow and total stockholder return, which are non-GAAP measures.
(3)	Represents fiscal year 2013 non-GAAP results vs. fiscal year 2012 non-GAAP results.
(4)	Total stockholder return with dividends reinvested.

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Although improved over the prior year, these financial results fell short of our expectations for fiscal year 2013 in most cases, and had the following impact on performance-based pay:

•	Fiscal year 2013 annual incentive awards were paid out at 83% of target, compared to 131% of target for fiscal year 2012. Please see the Annual Incentive Plan section and the Summary Compensation Table below for details. All Named Executive Officers participated in this plan; however, upon resignation, Mr. Krakoff waived receipt of his fiscal year 2013 annual incentive award. See Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff below for further discussion of Mr. Krakoff’s resignation letter.

•	The special PRSUs granted to Mr. Frankfort and Mr. Stritzke in early fiscal year 2013 were paid out at 83% of target. These PRSUs represented the final tranche of special performance and retention awards authorized by the HR Committee for these executives in fiscal years 2010 and 2011. Please see the Long Term Incentive Plan section below for details.

•	For other special PRSUs, which included goals for fiscal year 2013 performance, but with measures and goals established prior to fiscal year 2013, the payouts varied depending on the performance measures utilized. Please see the Long Term Incentive Plan below section for details.

o	The special PRSUs granted to Mr. Frankfort in early fiscal year 2010, which related to fiscal year 2013 international sales, were paid out at 106% of target. The performance measure and goals for these PRSUs were established by the HR Committee based on the Company’s fiscal year 2010 long-range plan for international sales excluding Japan. The above target payout reflects non-GAAP international sales excluding Japan (see Appendix A) for fiscal year 2013 of approximately $797 million, compared to a target of $750 million. For reference, Coach’s sales for this geography in fiscal year 2009 (the year before the award was granted) were $210 million.

o	The special retention PRSUs granted to Mr. Luis during fiscal year 2012, which related to fiscal year 2013 international sales, were paid out at 81% of target. The performance measure and goals for these PRSUs were established by the HR Committee based on the Company’s November 2011 long-range plan for international sales in total. The below target payout reflects non-GAAP international sales in total (see Appendix A) for fiscal year 2013 of approximately $1,648 million, compared to a target of $1,749 million. For reference, Coach’s sales for this geography in fiscal year 2011 (the year before the award was granted) were $1,151 million.

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Long-Term Alignment of Company Performance and CEO Pay

Over the long-term, there is strong alignment between our financial performance, total stockholder return (TSR), and compensation. Diluted EPS and operating income growth were well aligned with TSR over the last ten years, with TSR during the period growing at a compound annual growth rate (CAGR) of 17%, slightly above the median for our peer group. Over the last three years, our TSR has been aligned with our earnings growth; however, it has lagged our peer group’s performance. See the Peer Group and Competitive Assessment of Compensation section in Compensation Decision Making Process below.

	CAGR
Coach Diluted EPS and Operating Income(1)	3-year	5-year	10-year
Diluted EPS	16%	11%	27%
Operating Income	10%	6%	22%
Total Stockholder Return(2)
Coach	18%	16%	17%
Peer Group Median	34%	23%	16%
Peer Group 75th Percentile	43%	27%	22%

(1)	Represents fiscal year 2013 reported GAAP results vs. fiscal years 2010, 2008 and 2003 reported GAAP results for 3-year, 5-year, and 10-year figures respectively.
(2)	TSR was calculated using the closing prices of each company’s common stock on the last trading day of June 2010, June 2008 and June 2003 for 3-year, 5-year, and 10-year figures respectively and includes dividends reinvested during each period.

Focusing on the three-year period covering fiscal years 2011 through 2013, TSR and CEO compensation have also been well aligned, as shown in the following graph:

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As displayed in the graph:

•	Indexed TSR represents the cumulative change to $100 invested in Coach common stock over the observation period, with dividends reinvested. $100 invested in Coach’s common stock on June 30, 2010 grew to $164.30 by the end of fiscal year 2013, an 18% compound annual growth rate (CAGR).

•	Fiscal year 2013 reported CEO pay, as shown in the Summary Compensation Table, declined 9% from fiscal year 2012; and from fiscal year 2011 to 2012, reported pay declined 1%.

•	Realizable pay, as defined below, also declined from year to year.

Realizable pay is an additional reference point to help illustrate the value our CEO may realize from his long-term incentive awards as of the end of each fiscal year and is equal to reported pay with the exception of long-term incentive values. These values will be higher or lower than the grant date fair value included in the Summary Compensation Table depending on the price of our common stock at the end of a fiscal year; and in the case of performance long-term incentive awards with completed periods, actual performance. Accrued dividend equivalents through the end of fiscal year 2013 are included for RSUs, and accrued dividend equivalents through the actual distribution date of August 2013 for PRSUs. The complete definition is as follows:

o	Base Salary and All Other Compensation: Summary Compensation Table (SCT) value;

o	Annual Incentive: SCT Actual Non-Equity Incentive Plan payout value;

o	Time vested RSUs: Value of awards granted during the measurement period, using the stock price as of the end of the fiscal year in which the award was granted;

o	Stock Options: Intrinsic value of awards granted and earned during the measurement period, using the stock price as of the end of the fiscal year in which the award was granted; and

o	PRSUs: Actual share payout for awards granted during the measurement period, using the stock price as of the end of the fiscal year in which the award was granted.

Coach’s Business Transformation and Leadership Transition

Although we generated highly profitable fiscal year 2013 results and made significant progress against our strategic initiatives, we fell short of our key financial objectives, impacted by our slowing growth in the Women’s handbag and accessories category in North America. Our performance within this category reflected intensified competition in the accessible luxury segment, a highly promotional retail environment, as well as a muted consumer backdrop for much of the period.

In response to these challenges and to sustain growth within our global business, we’ve embarked on a multi-year journey to transform Coach into a global luxury lifestyle brand, building upon our strong brand and business equities. We have taken significant steps to help reposition the company to return to superior growth rates while maintaining outstanding profitability levels. Our intent is to drive brand relevance, building upon our leadership position and laying the foundation for future growth.

To this end, we are focused on four key initiatives in the coming years:

•	Transforming from a leading international accessories company into a global lifestyle brand, anchored in accessories, presenting a clear and compelling expression of the Coach woman and man across all product categories, store environments and brand imagery.

   2013 Proxy Statement   |   27

•	Focusing on the Men’s opportunity for the brand, notably in North America and Asia, by drawing on our long heritage in the category. We are capitalizing on this opportunity by opening new standalone and dual gender stores and broadening the Men’s assortment in existing stores.

•	Leveraging the global opportunity for Coach by raising brand awareness and building market share in markets where Coach is under-penetrated, most notably in Asia and Europe. We are also developing the brand opportunity as we expand into South America and Central America.

•	Harnessing the growing power of the digital world, by accelerating the development of our digital programs and capabilities in North America and worldwide, reflecting the change in consumer shopping behavior globally. Our intent is to rapidly drive further innovation to engage with customers in this channel. Key elements include coach.com, our invitation-only factory flash sites, our global e-commerce sites, marketing sites and social media.

We believe the growth strategies described above will allow us to deliver long-term superior returns on our investments and increased cash flows from operating activities. The Company believes strong long-term growth can be achieved through a combination of brand transformation initiatives including expanded product offering, additional distribution, a focus on innovation to support productivity and disciplined expense control. With a strong balance sheet and significant cash position, and a business model that generates significant cash flow, we are in a position to invest in our brand while continuing to return capital to shareholders.

While evolving our long-term strategies, we have been proactively engaged in a transition of the Company’s leadership. During the third quarter of fiscal year 2013, following a multi-year CEO succession planning process, we announced the appointment of Mr. Luis as President and Chief Commercial Officer and he simultaneously joined our Board of Directors. As previously disclosed, it is the Board’s intention that Mr. Luis will become CEO and Mr. Frankfort will become Executive Chairman of the Board by January 1, 2014. Following the end of fiscal year 2013, we announced additional leadership changes including the resignations of Messrs. Krakoff, Stritzke, and Tucci and the appointment of a new Executive Creative Director, Mr. Stuart Vevers.

The combination of significant external competition, our brand transformation strategy and leadership change presents both challenges and opportunities. Accordingly, the key compensation decisions in fiscal year 2013 and early fiscal year 2014 have been driven by Coach’s need to retain, motivate and attract the senior team to lead the Company through this challenging time. Specifically, the HR Committee prioritized a strong linkage between pay and performance when developing Mr. Luis’s compensation.

Chief Commercial Officer (and CEO Elect) Compensation Arrangement

The HR Committee determined Mr. Luis’s compensation after a review of several criteria, including: information on base salaries and annual and long-term incentives among the CEOs of our peer group, compensation packages for new CEO appointments at other companies within the broader retail sector, internal pay equity, our strategic objectives and business challenges and, corporate governance best practices. Please see the Peer Group and Competitive Assessment of Compensation section. His compensation package includes a multi-step progression that aligns with milestones in the transition process, such that Mr. Luis’s pay at each stage corresponds with the breadth and depth of his evolving responsibilities. In addition, the arrangement has been designed to drive successful execution of the Company’s long-term strategic and financial performance, which is expected to result in stockholder value creation over time. To this end, Mr. Luis’s compensation package includes a one-time appointment grant (the ‘‘Appointment

28   |      2013 Proxy Statement

Grant’’) of PRSUs that may be earned based on Coach’s relative total stockholder return (TSR) performance. Further, the performance goals for this award are rigorous and challenging:

•	no shares will be earned if Coach’s TSR relative to the companies in the Standard & Poor’s 500 Index (the ‘‘S&P 500 Index’’) is less than the 60th percentile, and

•	regardless of Coach’s relative TSR against the S&P 500 Index, no shares will be earned if Coach’s absolute TSR is negative.

The HR Committee chose relative TSR as the performance measure and established the performance hurdles as such because the primary objective of our brand transformation strategy is to return Coach to our previously high levels of TSR relative to the market.

Highlights of Mr. Luis’s compensation arrangement are:

•	An annual base salary of $1,100,000 upon appointment to his current role; an increase of 22% from $900,000. Upon appointment to CEO, his annual base salary will be increased to $1,250,000.

•	An annual cash incentive opportunity with a target award of 150% of base salary, and a maximum of 200% of base salary. His prior target and maximum opportunities were 112.5% and 150% of base salary, respectively. In fiscal year 2013, the incentive opportunity was prorated to reflect the effective date of Mr. Luis’s promotion in February 2013.

o	The incentive opportunity is subject to annual Company performance goals. See the Annual Incentive Plan section of Fiscal Year 2013 Compensation below for details.

•	Beginning with his annual long-term incentive grant for fiscal year 2014 (made in August 2013), Mr. Luis will receive long-term incentive awards each year with a grant date fair value of at least $4,800,000. These awards will be comprised of 60% PRSUs and 40% stock options.

o	Stock options will vest in one-third increments over three years.

o	The PRSU award for the fiscal year 2014-2016 performance period will vest in one-third increments over three years.

o	Subsequent annual grants of PRSU awards will cliff vest after three years.

•	A one-time Appointment Grant of PRSUs based on Coach’s TSR relative to the companies in the S&P 500 Index over a five-year period. The award had a maximum value of $25 million on March 4, 2013, the date of grant, and will vest in full as of the fifth anniversary of grant. This award provides opportunities to vest in 20% of the award as of the third anniversary and another 20% as of the fourth anniversary of grant, depending in each case on performance, and subject to Mr. Luis’s continued employment as Chief Executive Officer of the Company on each vesting date. On each potential vesting date, the shares will be earned according to the following schedule:

Coach’s TSR Percentile Rank Compared to Companies in the S&P 500 Index	Percentage of PRSU Award Earned
Less than 60th percentile	0%
At the 60th percentile	25%
At the 65th percentile	50%
Greater than or equal to the 75th percentile	100%

o	Regardless of Coach’s TSR percentile ranking on any measurement date, no shares will be earned if Coach’s absolute TSR is negative during the respective period.

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o	Any unearned shares from the first two vesting dates are eligible for payout on the final vesting date using the same performance criteria set forth above.

o	Linear interpolation will be applied to determine payouts for performance between the listed percentiles.

o	The unvested portion of this award will forfeit if Mr. Luis’s employment is terminated for any reason other than due to his death, long-term disability or his termination upon a change in control of Coach. If Mr. Luis’s employment is terminated due to death, long-term disability or his termination upon a change in control of Coach, a pro-rata portion of the award may be earned, subject to the above performance schedule. This award will also forfeit if Mr. Luis is not appointed CEO on or prior to January 1, 2014. For details, see the section below titled Employment Agreements and Compensatory Arrangements — Luis Letter Agreement.

Fiscal Year 2014 Compensation

Consistent with the brand transformation and leadership transitions described above, the HR Committee approved the following changes to the Company’s compensation for its Named Executive Officers in early fiscal year 2014:

•	In anticipation of his transition to Executive Chairman in January 2014, Mr. Frankfort did not receive an increase in salary and received no new long-term incentive grants.

•	Other than Mr. Luis’s planned salary increase upon his appointment to CEO, no Named Executive Officer received an increase in salary for fiscal year 2014.

•	To motivate performance and leadership retention through our multi-year brand transformation strategy, in August 2013, the HR Committee awarded Ms. Nielsen a special transformation long-term incentive covering fiscal years 2014 − 2016. The award consists of a grant of PRSUs valued on the grant date at $333,333, with performance criteria tied to Coach’s relative TSR compared to the companies in the S&P 500 Index, and a grant of RSUs valued at $166,667 on the grant date. Both awards are eligible to vest on the third anniversary of the grant date. Mr. Frankfort did not receive such an award due to his anticipated role change and Messrs. Krakoff and Stritzke did not receive such awards due to their resignations.

•	Upon their departures from the Company in the first quarter of fiscal year 2014, Messrs. Krakoff and Stritzke received no severance compensation and forfeited all unvested long-term incentive awards.

•	With Mr. Krakoff’s departure, the Company no longer has in place any ongoing guaranteed salary increases (other than in connection with a planned promotion) or guaranteed cash bonuses for its Named Executive Officers.

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Executive Compensation Practices

Coach’s executive compensation philosophy is focused on pay for performance and is designed to reflect governance practices that align with the needs of our business. Below is a summary of compensation practices we have adopted to drive performance and to align with stockholder interests, followed by a list of those practices we do not employ.

What We Do

Pay for Performance Philosophy: A majority of Named Executive Officer compensation is performance-based and is tied to our financial performance and/or the performance of our stock price.

Stock Ownership Policy: Named Executive Officers are expected to acquire and hold Coach stock worth two to five times their base salary within five years of appointment. As of fiscal year 2012, those who fail to comply with the policy in the required timeframe are subject to a share retention requirement, such that s/he may sell only 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs until compliance with the stock ownership policy is achieved.

Double Trigger Equity Acceleration Upon a Change-in-Control: Since November 2010, all new long-term incentive award grants provide for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without Cause) in conjunction with that change-in-control.

Independent Executive Compensation Consultant: The HR Committee works with an independent executive compensation consultant on matters surrounding executive pay and governance. This consultant provides no other services to Coach.

Mitigation of Undue Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, multiple performance metrics and Board and management processes to identify risk. The HR Committee does not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Regular Review of Share Utilization: We regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation.

Clawback Policy: Named Executive Officers are subject to a clawback policy that applies in the event of certain financial restatements, violation of our non-competition or non-solicitation policies, or in the event of termination for cause.

Holding Period on certain PRSUs Granted to Mr. Frankfort and Mr. Luis: One-half of the after tax shares received upon delivery of PRSUs earned by our Chairman and CEO, Mr. Frankfort, cannot be sold for two years following their vest date. One-half of the after tax shares underlying Mr. Luis’s Appointment Grant PRSUs may not be sold for two years following their vest date.

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What We Don’t Do

No Excise Tax Gross Ups Upon Change in Control: In May 2012, we amended our employment agreements to remove 280G tax gross up benefits.

No Excessive Executive Perquisites: We provide only standard benefits and perquisites (e.g., executive disability and life insurance, a transportation allowance, and contributions to our supplemental retirement plan) that are consistent with competitive practices.

No Tax Gross Ups on Perquisites or Benefits: We do not provide tax gross on perquisites or benefits except in the case of standard relocation and expatriate income tax equalization available to all similarly situated employees.

No Payment of Current Dividends on Unvested Long-term Incentives: Dividend equivalents on unvested RSUs and PRSUs are reinvested in additional RSUs or PRSUs and are only paid out to the extent that the underlying award is ultimately earned.

No Repricing Underwater Stock Options without stockholder approval; No Grants Below 100% of Fair Market Value.

No Inclusion of Long-term Incentive Awards in Severance Calculations.

No Permitted Hedging, Short Sales or Derivative Transactions in Company stock.

Results of 2012 Stockholder Advisory Vote to Approve Executive Compensation

At our 2012 Annual Meeting of Stockholders, we held an advisory vote on executive compensation (‘‘Say on Pay’’). We were satisfied that 81% of the votes cast were in favor of our compensation programs. The HR Committee believes the result reflected stockholder support for Coach’s compensation programs and practices. In August 2012, the Chair of our HR Committee and certain members of management held a telephonic meeting with representatives of Institutional Shareholder Services (‘‘ISS’’) to better understand their previous evaluations of our executive compensation programs, and their input was considered by the HR Committee in designing Mr. Luis’s compensation arrangement. From time to time we have also received comments on our executive compensation programs from certain of our stockholders.

HR Committee Response to Areas of Feedback

As the business and executive compensation environments continue to evolve, we and the HR Committee continue to modify our programs and practices accordingly. The design of Mr. Luis’s compensation program reflects our efforts to align new programs with current market trends, best governance practices, and stockholder feedback to ensure strong pay for performance alignment. Specifically, we took the following actions in crafting Mr. Luis’s compensation arrangement:

•	Discontinued the use of time-vested RSUs, resulting in a long-term incentive mix that is entirely performance-based, including stock options;

•	Incorporated PRSUs as 60% of the annual equity grant mix; and

•	Utilized rigorous relative and absolute TSR performance goals for the one-time five-year Appointment Grant PRSU award. No shares will be earned for negative absolute TSR or if TSR is below the 60th percentile of the companies in the S&P 500 Index.

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As we proceed through brand and leadership transformation, the HR Committee anticipates making similar changes to long-term incentive awards for other Named Executive Officers. Overall, we believe our executive compensation programs support our business objectives and align executive pay with Company performance, and we look forward to receiving your support for our programs this year.

Remainder of Compensation Discussion and Analysis

The remainder of this Compensation Discussion and Analysis is divided into the following sections:

•	What We Pay and Why: Program Objectives and Elements of Compensation (page 33)

•	Fiscal Year 2013 Compensation (page 35)

•	Other Compensation and Benefit Elements (page 45)

•	Compensation Decision Making Process (page 47)

•	Additional Information (page 49)

What We Pay and Why: Program Objectives and Elements of Compensation

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our business strategy and our compensation programs are an outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above-average rewards when Coach and the executive exceed our performance objectives. The compensation program for Coach’s Named Executive Officers is designed to serve the following goals:

•	Reward performance, with performance-based pay constituting a significant portion of total compensation;

•	Support the attainment of Coach’s short and long-term strategic and financial objectives;

•	Align Named Executive Officers’ interests with our stockholders’ and to encourage ownership of Coach stock by our Named Executive Officers;

•	Reward Named Executive Officers for continuous improvement in key financial metrics that drive stockholder value;

•	Enable us to attract and retain the executive talent necessary to profitably grow our business and drive stockholder value;

•	Reflect the unique performance, career histories, contributions, and skill sets of each Named Executive Officer; and

•	Be competitive with Coach’s peer companies.

The manifestation of these goals into Coach’s compensation program design has also been impacted by the long history and success of our Named Executive Officers at Coach, each of whom is highly marketable. As we continue the leadership transition that began during fiscal year 2013 and early fiscal year 2014, the design of our programs will necessarily evolve to reflect the changing leadership team, but will remain focused on the core objectives above.

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Elements of Compensation

Compensation for our Named Executive Officers includes both fixed and performance-based components, with an emphasis on performance-based elements. We consider a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., operating income, earnings per share, etc.) or stock price performance. Performance-based components are designed so that above-average performance is rewarded with above-average payouts, and vice versa. The fixed components of compensation are designed to be competitive. That said, we do not attempt to benchmark any single element of compensation to specific peer company percentiles or ratios, rather peer company data is one of several factors considered by the HR Committee when determining executive compensation. See Compensation Decision Making Process for details.

Performance-based compensation components include:

•	Annual Incentives: The Coach, Inc. Performance-Based Annual Incentive Plan, as amended, (the ‘‘Annual Incentive Plan’’) is designed to encourage our executives, including our Named Executive Officers, to exceed the annual financial performance goals established by the HR Committee early in each fiscal year. The maximum annual incentive payout is capped at 133.33% of each executive’s target payout.

•	Stock Options: We grant stock options to drive a focus on the strategies and performance that we expect to result in increased stockholder value over time. Since they have value only when our stock price increases from the price on the date of grant, stock options have been a critical motivational tool over the years, supporting Coach’s sustained success and growth. We continue to utilize stock options because of this strong pay for performance relationship. Therefore, for all of our Named Executive Officers, stock option value represented a significant piece of the annual long-term incentive value granted in fiscal year 2013. In the case of Mr. Frankfort, his fiscal year 2013 stock option grant represented 85% of his regular annual long-term incentive grant value. As previously noted, starting in fiscal year 2014, stock options will represent 40% of Mr. Luis’s annual equity grant value, a lower proportion than has been our historical practice. (The balance of his award will be in PRSUs, another form of performance-based equity.) Stock options vest in equal one-third increments over three years and expire on the tenth anniversary of the grant date.

•	Special PRSUs: In recent years, the HR Committee has granted PRSUs to certain of our Named Executive Officers as part of special retention and performance incentives. The pre-established financial goals underlying these awards were intended to drive a focus on our long-term strategic objectives, and the vesting schedules utilized were designed to drive retention while the Board completed a multi-year CEO succession process.

As previously noted, starting in fiscal year 2014, PRSUs will represent 60% of Mr. Luis’s annual equity grant value, at target, so that all of Mr. Luis annual long-term incentive award will be performance-based, including time-vested stock options.

Fixed compensation components include:

•	Base Salary: We consider competitive base salaries to be necessary to attract and retain qualified, high performing executives. Prior experience, scope of responsibility, and performance are key elements considered in setting base salaries.

•	RSUs: We have granted RSUs annually to our Named Executive Officers to encourage retention. Regular annual RSU grants cliff vest after three years and represent the smaller portion of total annual long-term incentive value granted. Although the number of shares earned depends solely on retention, their value rises (and falls) with the price of common

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stock, adding a performance element to these awards. In the case of Mr. Frankfort, his fiscal year 2013 RSU grant value represented 15% of his regular annual equity grant value. As previously noted, starting in fiscal year 2014, RSUs will no longer be granted as part of Mr. Luis’s annual equity grant.

The relative weighting of these performance-based and fixed compensation components for each of the Named Executive Officers is graphically represented in the next section, Fiscal Year 2013 Compensation.

Fiscal Year 2013 Compensation

The HR Committee of the Board of Directors worked with its outside compensation consultant, Semler Brossy Consulting Group (‘‘Semler Brossy’’) to ensure each Named Executive Officer’s fiscal year 2013 compensation was aligned with our annual and long-term objectives, included an appropriate balance of performance and retention incentives, and utilized staggered vesting dates to support ongoing continuity of leadership. As part of its annual routine, in fiscal year 2013 the HR Committee:

•	Did not increase salary levels for the Named Executive Officers, other than Mr. Luis. With Mr. Luis’s appointment to Chief Commercial Officer, he received a 22.2% salary increase effective in February 2013. Details of salary decisions are found in the Base Salary section below;

•	Approved payment of fiscal year 2013 annual incentives at 83.0% of target based on our non-GAAP operating income, diluted EPS, sales and free cash flow results. Annual incentive payouts were made after reviewing full-year performance against the objective performance criteria established by the HR Committee at the start of the fiscal year. Details of the Annual Incentive Plan results are found in the Annual Incentive Plan section below;

•	Approved distribution of various PRSU awards with vesting and distribution dates in the current fiscal year. Details of the PRSU results are found in the Long-Term Incentive Plan section below; and

•	Made long-term incentive award grants to each Named Executive Officer in the form of stock options, RSUs and/or PRSUs. Details of these grants are found in the Long-Term Incentive Plan section below.

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The following chart depicts the relationship between the primary elements of compensation in fiscal year 2013 for each Named Executive Officer. For our CEO, approximately 76% of his total compensation was performance-based, the ultimate value of which depends on our financial performance and stock price. The chart illustrates total compensation for fiscal year 2013 as described in the Base Salary, Annual Incentive Plan and Long-Term Incentive Plan sections and as shown in the Summary Compensation Table for fiscal year 2013 (and is also known as

‘‘reported pay’’).

FY13 Actual Total Direct Compensation Mix

The HR Committee also approved and implemented these additional changes (which are reflected in the table above):

•	As previously discussed, appointed Mr. Luis as President and Chief Commercial Officer and approved his compensation package.

•	Approved a one-time cash payment in the amount of $60,000 for Ms. Nielsen in settlement of the relocation package included in her initial appointment.

•	Pursuant to a resignation letter agreement between Coach and Mr. Krakoff dated July 29, 2013; Mr. Krakoff waived his fiscal year 2013 annual incentives which would have totaled $4,912,688.

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Base Salary

Coach employees, including our Named Executive Officers, are paid a base salary based on the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels.

The annual salary rates in effect during fiscal year 2013 for our Named Executive Officers are listed below. With the exception of Mr. Luis, the salaries of Named Executive Officers remained unchanged from the prior year.

Named Executive Officer	Prior Annual Salary Rate	Percent Increase	Current Annual Salary Rate		Base Salary Earned in FY13
Lew Frankfort	$1,500,000	0%	$1,500,000		$1,500,000
Jane Nielsen	575,000	0%	575,000		575,000
Reed Krakoff	2,850,650	0%	2,850,650	(2)	2,850,650
Victor Luis(1)	900,000	22.2%	1,100,000		976,410
Jerry Stritzke	935,000	0%	935,000	(2)	935,000

(1)	Mr. Luis was appointed to the role of President and Chief Commercial Officer in February 2013 as part of the Company’s management succession process.
(2)	Messrs. Krakoff and Stritzke left the Company on August 30, 2013 and September 2, 2013, respectively, and therefore each no longer earns a ‘‘current annual salary’’ as of the date of this proxy statement.

Annual Incentive Plan

The Annual Incentive Plan is designed to encourage executives, including our Named Executive Officers, to exceed our annual financial objectives. In determining the financial measures, targets, and incentive payout schedule for each year, the HR Committee considers prior fiscal year performance, desired financial performance levels in line with our annual and long-range financial plan, and macroeconomic conditions. Actual payments are made in cash to all participants within three months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. No executive may receive an annual incentive payment exceeding $12.0 million under the Annual Incentive Plan for any fiscal year (under the proposed Coach, Inc. 2013 Performance-Based Annual Incentive Plan, this limit will be reduced to $6.0 million for annual incentive payments beginning with those awarded to executives in fiscal year 2014; please see Proposal 4: Approval of the Coach, Inc. 2013 Performance-Based Annual Incentive Plan below for further discussion).

For fiscal year 2013, the HR Committee approved the performance measures, associated weights, and the results necessary to earn various levels of payout, all of which are displayed in the following table. The HR Committee selected these performance measures with the belief that they will drive long-term stockholder value creation. Achieving the ‘‘target’’ performance level shown below for each performance measure entitled the Named Executive Officer to receive his or her target award for that measure; achieving the ‘‘maximum’’ award level shown below entitled the Named Executive Officer to receive his/her maximum award, or 133.33% of the target award for that measure. If performance is below the ‘‘threshold’’ performance level shown below, there is no payout for that measure. As displayed below, our fiscal year 2013 non-GAAP financial results did not meet our target financial objective for operating income, diluted EPS, and net sales; and exceeded the maximum financial objective for free cash flow.

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Measure of Coach, Inc. Performance ($ in millions except per		Fiscal Year 2012	Fiscal year 2013 Award Targets			Fiscal Year 2013	Payout as a % of Targe	Payout as a % of Maximum
share amounts)	Weight	Results(1)	Threshold	Target	Maximum	Results(1)	Incentive(2)	Incentive(2)
Operating income	40%	$1,551.2	$1,426.9	$1,678.7 +8% vs. prior year	$1,712.7	$1,577.7 +2% vs. prior year	59.9%	44.9%
Diluted earnings per share	25%	$3.51	$3.31	$3.89 +11%	$3.97	$3.75 +7%	75.1%	56.4%
Free cash flow	25%	$1,037.4	$929.7	$1,093.8 +5%	$1,115.7	$1,172.6 +13%	133.3%	100.0%
Net sales	10%	$4,763.2	$4,521.2	$5,319.1 +12%	$5,425.5	$5,075.4 +7%	69.5%	52.1%
Weighted average percentage payout:							83.0%	62.3%

(1)	Diluted EPS (DEPS) and operating income differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP. DEPS is further adjusted for award measurement, also reconciled in Appendix A.
(2)	Actual payout is 0% if performance is below threshold, 100% of target for target performance and 133.33% of target for maximum performance, with linear interpolation for performance levels between the amounts above.

Based upon the above financial achievement relative to the established goals, the following table shows the fiscal year 2013 ‘‘target’’ and ‘‘maximum’’ awards as a percent of base salary that each Named Executive Officer could earn, and the actual award earned, shown as a percent of base salary and dollars paid. The target and maximum award levels were assigned by the HR Committee based on the role and responsibility of each position, peer company levels and with reference to any employment agreements. The resulting payouts are displayed in the Summary Compensation Table in the column ‘‘Non-Equity Incentive Plan Compensation’’.

Named Executive Officer	Target Award (as % of Base Earnings)	Maximum Award (as % of Base Earnings)	Actual Award (as % Target Award)	Actual Award (as % of Base Earnings)(1)	Actual Award
Lew Frankfort	187.5%	250%	83.0%	155.7%	$2,335,125
Jane Nielsen	75.0	100	83.0	62.3	358,052
Reed Krakoff(2)	150.0	200	0.0	0.0	0
Victor Luis(3)	131.3	175	83.0	109.0	1,064,018
Jerry Stritzke	112.5	150	83.0	93.4	873,337

(1)	The figures in this column equal the target award for each Named Executive Officer multiplied by the weighted average percent payout explained above (83.0% of target).
(2)	Under his employment agreement, Mr. Krakoff was eligible to receive an annual incentive of 150% of base earnings at target plus an additional performance-based incentive of up to $2,188,000 based on the achievement of these same financial targets. Pursuant to a resignation letter agreement between Coach and Mr. Krakoff dated July 29, 2013, in connection with the sale of the Reed Krakoff brand to a group headed by Mr. Krakoff, Mr. Krakoff agreed to waive his right to receive any compensation, salary, bonuses, equity vesting and other benefits (except for continuation under the Company’s health and welfare benefits) during the period from June 30, 2013 to the effective date of his resignation. Mr. Krakoff’s fiscal year 2013 annual incentives would have totaled $4,912,688. See Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff for further discussion of Mr. Krakoff’s resignation letter.
(3)	Mr. Luis’s fiscal year 2013 target and maximum awards were pro-rated to reflect increases in his compensation upon his appointment as President and Chief Commercial Officer in February 2013. Effective fiscal year 2014, he will be eligible for a target award of 150% of salary and a maximum award of 200% of salary.

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Long-Term Incentive Plan

Long-term incentives represent a significant proportion of compensation at Coach and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2013, over 1,600 of our employees were eligible to receive an annual long-term incentive award in the form of stock options and/or RSUs. We offer an ‘‘equity choice’’ program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the grant date fair market value of stock options and RSUs is approximately equal. This choice is not available to our executive officers, including our Named Executive Officers, who receive a combination of stock options and RSUs as set by the HR Committee. The amount of each is determined by the HR Committee based on their roles in the organization and with a heavier weight on stock options, since stock options’ eventual value is directly tied to increases (or decreases) in stockholder value, aligned with our pay for performance philosophy. On the date the fiscal year 2013 grants were made, Mr. Luis was not an executive officer and was eligible to receive 30% of his long-term incentive through the equity choice program. Starting in fiscal year 2014 Mr. Luis is no longer eligible for the equity choice program and will receive his annual equity award in a mix of stock options and PRSUs, with stock options weighted at 40% and PRSUs at 60%. Regardless of the form of award, the overarching purpose of the long-term incentive grants is to align executives’ interests with those of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant special RSUs and PRSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results.

The number of stock options and RSUs granted to a Named Executive Officer each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price and the underlying assumptions used in calculating the expense in accordance with FASB ASC 718. Adjustments may also be made based on changes in the executive’s responsibilities and performance, changes in the competitive marketplace, or other factors determined by the HR Committee.

All awards since November 3, 2010 have been and will be made under the terms and conditions of the 2010 Stock Incentive Plan (or a successor plan). Awards are made on pre-determined dates, with the majority of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. New hire, promotion and other special grants are made on the first business day of the fiscal month following the relevant event.

An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option, RSU, and PRSU grants contain a financial penalty (which extends for a period beyond the exercise of options or the vesting of RSUs or PRSUs) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by Coach (a ‘‘clawback’’). Special rules that accelerate vesting apply to terminations due to death or permanent disability, or a termination in connection with a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances. Most grants made prior to November 3, 2010 fell under our 2000 and 2004 Stock Incentive Plans which allowed for automatic accelerated vesting upon a change in control.

Stock Options: Stock option grants have been a critical long-term incentive supporting our growth strategy. We believe stock options focus our executives on execution of our strategic objectives, driving sustained stock price growth. We consider stock options to be performance-based, since they only generate value when our stock price increases above the grant date price.

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When the stock price does not increase above the grant date price, neither the executive nor the stockholder realizes value. Stock option grants carry a term of ten years, and the awards granted annually to our Named Executive Officers vest in one-third increments over three years. Since November 3, 2010, the grant (or exercise) price of all stock options granted has been the closing price on the date of grant.

Restricted Stock Units: Since their primary purpose is to encourage executive retention, RSUs granted annually to our Named Executive Officers vest in full three years after the grant date. On the date that fiscal year 2013 grants were made, Mr. Luis was not yet an executive officer and elected to receive 30% of his long-term incentive in RSUs through the previously-described equity choice program. The RSUs granted to Mr. Luis through the equity choice program vest one-third per year over three years.

Performance Restricted Stock Units (PRSUs) and Other Special Long-Term Incentive Awards: From fiscal year 2010 through 2013, the HR Committee authorized several special multi-year performance and retention awards. Utilization of these awards reflected a lessening of our reliance on employment agreements to secure and retain top executive talent as we began a multi-year CEO succession process. These special awards are summarized below:

Executive	Authorization Date(1)	Award Value	Award Objectives		Form of Long-Term Incentive Award
Mr. Frankfort See details on page 42	August 6, 2009	$10,000,000	*	Drive focus on our international growth strategy while at the same time supporting consistent annual sales and earnings growth for Coach, Inc.	100% PRSUs
			*	Retain Mr. Frankfort for a period of at least four years.
Mr. Luis	August 5, 2010	$4,000,000	*	Drive focus on our international growth strategy (awarded to Mr. Luis as President, Coach Retail International; he had responsibility for directly owned businesses in China, Japan, Singapore and Taiwan)	40% PRSUs 30% stock options 30% RSUs
	February 6, 2012	$3,500,000	*	Drive focus on our international growth strategy (awarded upon appointment to President. International Group; his responsibilities increased to include both direct and indirect international businesses)	60% PRSUs 40% RSUs
See details on page 43	March 3, 2013	$25,000,000	*	Drive focus of our brand transformation; reward return to TSR outperformance relative to companies in the S&P 500 Index	100% PRSUs
Mr. Stritzke See details on page 44	August 5, 2010	$7,000,000	*	Drive focus on our international growth strategy while at the same time supporting consistent annual sales and earnings growth for Coach, Inc. and reward stock price growth.	40% PRSUs 30% stock options 30% RSUs

(1)	Date on which the HR Committee authorized the overall award objective and structure, and granted stock options and RSUs. A portion of the PRSUs were granted on the authorization date and other portions of the PRSU grants were made in subsequent years as described below.

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Each of these awards was structured to reward progress on specific elements of our long-term strategy to drive profitable global growth, and to provide continuity of strong leadership as the global economy continues to experience a period of economic uncertainty. The mix of award vehicles, and the vesting and performance measures associated with each award depended on the unique characteristics of each Named Executive Officer and his role. For example, international expansion, most notably in Asia, and continued efficient growth in North America are two key drivers of Coach’s future. As these Named Executive Officers had primary responsibility for driving the execution of our strategies during the last four years, the performance measures underlying these strategies were key components of each award. All the PRSU grants are described in the Performance Restricted Stock Unit (PRSU) Award Details section below.

Fiscal Year 2013 Stock Option, RSU, and PRSU Grants: On August 15, 2012, the HR Committee made the following stock option and RSU awards to our Named Executive Officers, with consideration given to each Named Executive Officer’s performance, to the values granted in prior years, to the price of Coach stock on the date of grant, and (in the case of stock options) to the estimated Black-Scholes value of the stock option. As described above, stock options vest one-third per year over three years and RSUs vest in full on the third anniversary of the grant date (with the exception of Mr. Luis, described in the preceding section). On August 16, 2012, the HR Committee also made the special PRSU grants as part of larger retention awards. On March 4, 2013 the HR Committee made a one-time Appointment Grant of PRSUs to Mr. Luis.

Named Executive Officer	Stock Options with an Exercise Price of $55.65 per Share	RSUs	Special PRSUs
Lew Frankfort	333,272	14,376	30,793
Jane Nielsen	38,071	7,188	0
Reed Krakoff	477,104	10,782	0
Victor Luis(1)	102,030	10,782	507,305
Jerry Stritzke	102,030	10,782	8,211

(1)	Special PRSUs represents Mr. Luis’s one-time appointment PRSU award granted on March 4, 2013. For more information related to Mr. Luis’s compensation at appointment to President & Chief Commercial Officer and CEO Elect, please see the Executive Summary above.

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Performance Restricted Stock Unit (PRSU) Award Details

Lew Frankfort Special Award Summary:

•	$3,000,000 PRSU granted in fiscal year 2010, and paid out at the end of fiscal year 2013 based on Coach’s performance versus international sales targets established by the HR Committee at the start of fiscal year 2010.
•	$7,000,000 PRSU granted as four separate awards of $1,750,000 in each of fiscal years 2010 − 2013.
o	Each award paid out after the end of fiscal year 2013 based on performance versus targets established by the HR Committee at the start of each of fiscal year 2010, 2011, 2012 and 2013
•	Other Conditions: to receive an ‘Above Target’ payout for any of the fiscal year grants, financial results:
o	Could not have been below Threshold in any one of the four years, and,
o	Had to be at Target or above for at least two of the four years.
•	Results: Illustrated below, the fiscal year 2010 and 2011 results well exceeded expectations, resulting in the maximum payout. The fiscal year 2012 results were slightly below maximum, and the fiscal year 2013 results were below target. The long term award results tied to sales in our international businesses excluding Japan, slightly exceeded target.

Status of PRSU Awards tied to Fiscal Year 2013 Performance Period(1)

			Award Targets
Grant Date	Grant Value (rounded)	Performance Measures(2) ($ in millions except per share amounts)	Threshold	Target	Maximum	Weight	Result
		Operating income	$1,426.9	$1,678.7	$1,712.7	40%	$1,577.7
August 16, 2012	$1,750,000	Diluted EPS (per share)	$3.31	$3.89	$3.97	25%	$3.75
		Free cash flow	$929.7	$1,093.8	$1,115.7	25%	$1,172.6
		Net sales	$4,521.2	$5,319.1	$5,425.5	10%	$5,075.4

Results were certified in August 2013 by the HR Committee, and 83% of the target number of shares was earned. This result yielded 26,089 shares earned including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.

			Award Targets
Grant Date	Grant Value (rounded)	Performance Measure(2)	Threshold	Target	Maximum	Weight	Result
August 6, 2009	$3,000,000	Adjusted Coach International Sales excluding Japan in FY13 ($ in millions)	$500	$750	$1,000	100%	$797.2

Results were certified in August 2013 by the HR Committee, and 106% of the target number of shares was earned. This result yielded 115,688 shares earned including dividend equivalent shares accumulated through distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.

Status of PRSU Awards tied to other Performance Periods(1)

Grant Date	Grant Value (rounded)	Performance Period and Measure(s)	Status
August 6, 2009	$1,750,000	Coach Inc. FY10 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2010 and 133% of the target number of shares was earned, yielding 84,514 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.
August 5, 2010	$1,750,000	Coach Inc. FY11 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2011 and 133% of the target number of shares was earned, yielding 63,218 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.
August 4, 2011	$1,750,000	Coach Inc. FY12 net sales, operating income, diluted EPS and free cash flow	Results were certified in August 2012 and 130% of the target number of shares was earned, yielding 40,790 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.

Overall Result	Following the completion of all performance periods, Mr. Frankfort earned a weighted average of 116% of the target shares underlying these awards, or 330,299 shares including dividend equivalents accumulated through the distribution date. Mr. Frankfort must retain 50% of the after tax shares resulting from this award for two years.

(1)	For each award the actual payout is 0% if performance is below threshold, 100% of target for target performance and 133.0% of target for maximum performance with linear interpolation for performance falling between.
(2)	Non- GAAP measures differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP. DEPS is further adjusted for award measurement, also reconciled in Appendix A.

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Victor Luis Special Award Summary:

1.	Award approved August 2010 ($4,000,000 grant value at target)
•	$800,000 PRSU granted in fiscal 2011 will pay out following the end of fiscal year 2015 based on Coach’s performance versus international sales targets established by the HR Committee at the start of fiscal year 2011.
•	$800,000 PRSU granted as two separate awards of $400,000 in each of fiscal years 2011 and 2012.
o	The 2011 PRSUs paid out following the end of fiscal year 2013 based on performance versus targets established by the HR Committee at the start of fiscal year 2011.
o	The 2012 PRSUs will pay out following the end of fiscal year 2014 based on performance versus targets established by the HR Committee at the start of fiscal year 2012.
•	Other Conditions: To receive an ‘Above Target’ payout for any of the fiscal year PRSU grants, international sales results cannot be below Threshold in any one of the two years.
•	$1,200,000 stock option award granted in fiscal year 2011, vests 1/3 at the end of fiscal year 2013, 1/3 at the end of fiscal year 2014 and 1/3 at the end of fiscal year 2015.
•	$1,200,000 RSU award granted in fiscal year 2011, vests 1/3 at the end of fiscal year 2013, 1/3 at the end of fiscal year 2014 and 1/3 at the end of fiscal year 2015.
2.	Award approved February 2012 ($3,500,000 grant value at target)
•	$1,050,000 PRSU granted in fiscal year 2012 will pay out following the end of fiscal year 2013 based on performance versus targets established by the HR Committee at the start of fiscal year 2012.
•	$1,050,000 PRSU granted in fiscal year 2012 will pay out following the end of fiscal year 2014 based on performance versus targets established by the HR Committee at the start of fiscal year 2012.
•	$1,400,00 RSU award granted in fiscal year 2012, vested 100% after one year
3.	Appointment Grant PRSU approved February 2013 ($25,000,000 maximum grant value)
•	$25,000,000 PRSU granted in fiscal year 2013 will pay out following the end of fiscal year 2018 based on total stockholder return (TSR) relative to the companies in the S&P 500 Index. Please see Chief Commercial Officer (and CEO Elect) Compensation Arrangement section for details.

Status of PRSU Award tied to Fiscal Year 2013 Performance Period(1)

			Award Targets
Grant Date	Grant Value (rounded)	Performance Measure(2)	Threshold	Target	Maximum	Weight	Result
February 6, 2012	$1,050,000	Adjusted Coach International Sales in FY13 (millions)	$1,399	$1,749	$2,011	100%	$1,648.2

Results were certified in August 2013 by the HR Committee, and 81% of the target number of shares was earned. As of June 29, 2013, this result yielded 12,015 shares earned as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. The shares vested in full and were distributed on August 14, 2013.

Status of PRSU Awards tied to other Performance Periods(1)

Grant Date	Grant Value (rounded)	Performance Measures(2)	Status
August 5, 2010	$800,000	Coach International Sales in FY14	Results will be certified by the HR Committee in August 2014. The projected payout cannot be determined at this time; however, as of June 29, 2013, the target number of shares that may be earned under this award is 21,602 as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. Shares are subject to additional vesting criteria and will be distributed after the end of fiscal year 2015.
August 5, 2010	$400,000	Coach International Sales in FY11 (for directly owned businesses)	Results were certified in August 2011 and 133% of the target number of shares was earned, yielding 14,449 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.
August 4, 2011	$400,000	Coach International Sales in FY12 (for directly owned businesses)	Results were certified in August 2012 and 108% of the target number of shares was earned, yielding 7,677 shares earned as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. Shares are subject to additional time vesting and will be distributed after the end of fiscal year 2014.
February 6, 2012	$1,050,000	Adjusted Coach International Sales in FY14	Results will be certified by the HR Committee in August 2014. The projected payout cannot be determined at this time; however, as of June 29, 2013, the target number of shares that may be earned under this award is 14,833 as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. Any shares earned will be distributed in August 2014.

(1)	Actual payout is 0% if performance is below threshold, 100% of target for target performance and 133.0% of target for maximum performance with linear interpolation for performance falling between.
(2)	Non- GAAP measures differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

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Jerry Stritzke Special Award Summary:

•	$1,400,000 PRSU granted in fiscal 2011 scheduled to vest at the end of fiscal year 2014 based on Coach’s performance versus international sales targets established by the HR Committee at the start of fiscal 2011.
•	$1,400,000 PRSU granted as three separate awards of $466,667 in each of fiscal years 2011 − 2013.
o	The 2011 and 2012 PRSUs paid out following the end of fiscal year 2013 based on performance versus targets established by the HR Committee at the start of fiscal years 2011 and 2012.
o	The 2013 PRSUs were scheduled to pay out at the end of fiscal year 2014 based on performance versus targets established by the HR Committee at the start of fiscal year 2013.
•	Other Conditions: To receive an ‘Above Target’ payout for any of the fiscal year PRSU grants, sales and profitability results cannot be achieved below Threshold in any one of the three years.
•	$2,100,00 stock option award granted in fiscal year 2011, vested 50% at the end of fiscal year 2013 and 50% are scheduled to vest at the end of fiscal year 2014.
•	$2,100,00 RSU award granted in fiscal 2011, vested 50% at the end of fiscal year 2013 and 50% were scheduled to vest at the end of fiscal year 2014.
•	Results: Illustrated below, fiscal year 2011 results well exceeded expectations, resulting in the maximum payout.

Fiscal year 2012 results were slightly below maximum, and fiscal year 2013 results were below target. Mr. Stritzke left the company in September, 2013 and forfeited the unvested awards. The fiscal year 2012 and 2013 awards did not meet the additional time vesting requirements and were forfeited upon Mr. Stritzke’s departure in September 2013. Neither the performance nor vesting period requirements were met for the long term award and the shares were therefore forfeited by Mr. Stritzke upon termination.

Status of PRSU Award tied to Fiscal Year 2013 Performance Period(1)

			Award Targets
Grant Date	Grant Value (rounded)	Performance Measures(2) ($ in millions except per share amounts)	Threshold	Target	Maximum	Weight	Result
		Operating income	$1,426.9	$1,678.7	$1,712.7	40%	$1,577.7
August 16, 2012	$466,667	Diluted EPS (per share)	$3.31	$3.89	$3.97	25%	$3.75
		Free cash flow	$929.7	$1,093.8	$1,115.7	25%	$1,172.6
		Net sales	$4,521.2	$5,319.1	$5,425.5	10%	$5,075.4

Results were certified by the HR Committee in August 2013, and 83% of the target number of shares was earned. As of June 29, 2013, this result yielded 6,916 shares earned including dividend equivalent shares accumulated through that date, as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. These shares were forfeited upon Mr. Stritzke’s departure in September 2013.

Status of PRSU Awards tied to other Performance Periods(1)

Grant Date	Grant Value (rounded)	Performance Period and Measure(s)	Status
August 5, 2010	$1,400,000	FY14 international sales	Results were to be certified by the HR Committee in August 2014. As of June 29, 2013, the target number of shares that may be earned under this award is 37,804 as displayed in the Outstanding Equity Awards at Fiscal Year-end 2013 table. These shares were forfeited upon Mr. Stritzke’s departure in September 2013.
August 5, 2010	$466,667	Coach Inc. FY11 net sales, operating income, diluted EPS and free cash flow	Results were certified by the HR Committee in August 2011 and 133% of the target number of shares was earned, yielding 16,858 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.
August 4, 2011	$466,667	Coach Inc. FY12 net sales, operating income, diluted EPS and free cash flow	Results were certified by the HR Committee in August 2012 and 130% of the target number of shares was earned, yielding 10,877 shares including dividend equivalent shares accumulated through the distribution date; the shares vested in full on June 29, 2013 and were distributed in August 2013.
Overall Result		For awards earned, vested and distributed, Mr. Stritzke earned a weighted average of 132% of the target PRSUs underlying the PRSU awards, or 27,735 shares including dividend equivalents accumulated through the distribution date. He also vested in 83,503 stock options and 28,352 RSUs. As a result of his departure from the Company, he forfeited 44,720 PRSUs, 83,503 stock options, and 28,687 RSUs.

(1)	For each award the actual payout is 0% if performance is below threshold, 100% of target for target performance and 133.0% of target for maximum performance with interpolation for performance falling between.
(2)	Non- GAAP measures differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP. DEPS is further adjusted for award measurement, also reconciled in Appendix A.

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Other Compensation and Benefit Elements

Benefits and Executive Perquisites

Named Executive Officers participate in most of the same health and welfare benefit programs as all of our full time employees in the United States. Executive disability and life insurance programs are provided to our Named Executive Officers and other key executives titled Vice President or higher for whom benefit limits within our broad-based plans would result in non-competitive coverage. This same group, including some of our Named Executive Officers, also receives a cash transportation allowance capped at $48,000 per year. Also, all employees, including our Named Executive Officers, are eligible to participate in the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations (up to a maximum of $25,000 per employee, per fiscal year) to qualified charitable organizations. None of these allowances or perquisites is included in the base compensation on which Annual Incentives and retirement plan contributions are calculated. Employees pay all required taxes on the value of these benefits.

Named Executive Officers and other key executives titled Vice President or higher may also be eligible for relocation payments and reimbursements under the Company’s Relocation Policy for Vice Presidents and above. As matters related to her children’s schooling precluded Ms. Nielsen from relocating within the 18 month relocation period required by the relocation policy, in fiscal year 2013 the HR Committee authorized payment to Ms. Nielsen of a one-time cash payment, outside of the relocation policy, in the amount of $60,000 to reimburse her for her relocation. This amount is displayed in the Summary Compensation Table in the column headed ‘‘Bonus.’’ The Company has no further obligation to Ms. Nielsen relating to relocation.

The Company’s retirement plan consists of a qualified 401(k) and profit sharing plan (the ‘‘Savings and Profit Sharing Plan’’) and a non-qualified defined contribution plan (the ‘‘Supplemental Retirement Plan’’) for all highly-compensated employees, including our Named Executive Officers, who are affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and account balances in the Supplemental Retirement Plan are detailed in the Non-Qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week, including our Named Executive Officers.

Employees, including our Named Executive Officers, may elect to participate in the Savings and Profit Sharing Plan after completing one month of service. For employees defined as ‘‘highly compensated’’ under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the employee’s hire date. For non-highly compensated employees, Coach matches 100% of employee contributions up to 3% of compensation contributed and 50% of the next 2% of compensation contributed. These matching contributions are immediately fully vested. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with Coach.

For employees defined as ‘‘highly compensated’’ under the Code, including our Named Executive Officers, whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s eligible compensation for the applicable year. In the case of profit sharing

  2013 Proxy Statement   |   45

contributions, Coach will contribute into the Supplemental Retirement Plan the difference between the amount contributed by Coach to the employee under the Savings and Profit Sharing Plan and the percentage shown below under 2013 Retirement Plan Contributions (2% for fiscal year 2013) of such employee’s eligible compensation for the applicable year. Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee Corporation, employees with at least 10 years of service at Coach as of July 1, 2001, including Mr. Frankfort but no other Named Executive Officers, received double their profit sharing contribution percentage if they had reached age 35 by that date, or triple their percentage if they had reached age 40 by that date.

Effective as of the start of fiscal year 2009, the maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was set at $2 million, except that executives whose fiscal year 2008 benefits under this program exceeded the new limit are grandfathered at their fiscal year 2008 eligible earnings levels. This limit capped the benefits earned by Messrs. Frankfort, Krakoff, Luis, and Stritzke in fiscal year 2013.

2013 Retirement Plan Contributions: During fiscal year 2013, contributions were made to our Savings and Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The contribution to the Profit Sharing Plan for fiscal year 2013 was set by the HR Committee at 2% of eligible compensation, considering Coach’s financial performance during the year. All amounts are detailed in the ‘‘All Other Compensation’’ column of the Summary Compensation Table and in the related footnote.

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Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives at Coach. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals (as well as significant changes in the design of employee benefits programs). In fiscal year 2013, as it has since fiscal year 2010, the HR Committee retained the independent firm of Semler Brossy to provide advice and recommendations on the amount and form of executive compensation. In the conduct of its work, Semler Brossy considers Coach’s short and long term strategy, the history and background of our Named Executive Officers, and other factors it deems relevant. Semler Brossy reports to and takes direction from the HR Committee and management provides information and input to Semler Brossy at the HR Committee’s direction. Semler Brossy did not provide additional services to Coach and its affiliates. The HR Committee, after taking into consideration all factors relevant to such Semler Brossy’s independence, including, but not limited to factors specified in NYSE listing standards and Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, confirmed that Semler Brossy is independent and determined that no conflicts of interest exist between Semler Brossy and Coach.

During fiscal year 2013, Semler Brossy advised the HR Committee on various compensation subjects, including the compensation actions described in the section Fiscal Year 2013 Compensation above. They advised the HR Committee on all elements of the compensation arrangement for Mr. Luis upon his appointment as President and Chief Commercial Officer, and also provided information on Outside Director compensation levels and practices among our peer group.

The Chief Executive Officer and Executive Vice President of Human Resources work with the HR Committee’s Chair to set meeting agendas, and the Executive Vice President of Human Resources prepares information for each HR Committee meeting. Those executives, as well as the Chief Commercial Officer, Chief Operating Officer, Executive Vice President of Corporate Affairs, General Counsel and Secretary, and Senior Vice President of Compensation and Benefits, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members, including the Named Executive Officers (other than himself), and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance. Management provides the HR Committee with exhibits detailing all elements of compensation over a period of years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our Named Executive Officers in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions, because it reflects pay for past performance.

Recommendations to change a Named Executive Officer’s base salary and/or annual incentive opportunity are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company compensation levels. Salary increases and annual incentive opportunity changes are considered annually and upon significant

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role changes, and are based on both financial and non-financial results achieved by Coach and the Named Executive Officer during the preceding fiscal year. All changes are subject to HR Committee approval.

Peer Group and Competitive Assessment of Compensation

Compensation at a defined peer group of companies is one element considered by the HR Committee and management in setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. In fiscal year 2012, the HR Committee asked Semler Brossy to review our peer group relative to Coach’s size, structure and business strategy, and to recommend changes for the HR Committee’s consideration. As a result of that review, a revised peer group was approved in May 2012 and has been used since then for monitoring of peer company compensation programs and levels. The peer group includes the following companies:

Company Name	Industry (as defined by GICS codes)	Revenue(1)	Market Valuation(2)
The Gap, Inc.	Apparel Retail	$15,651	$14,443
V.F. Corporation	Apparel, Accessories & Luxury Goods	10,880	16,642
L Brands, Inc.	Apparel Retail	10,459	13,562
The Estée Lauder Companies Inc.	Personal Products	10,182	23,145
Ralph Lauren Corporation	Apparel, Accessories & Luxury Goods	6,945	13,600
PVH Corp.	Apparel, Accessories & Luxury Goods	6,043	8,981
Abercrombie & Fitch Co.	Apparel Retail	4,511	3,750
Williams-Sonoma, Inc.	Home Furnishing Retail	4,043	4,276
The Jones Group Inc.	Apparel, Accessories & Luxury Goods	3,798	896
Tiffany & Co.	Specialty Stores	3,794	7,289
American Eagle Outfitters, Inc.	Apparel Retail	3,476	3,981
Fossil Group, Inc.	Apparel, Accessories & Luxury Goods	2,858	5,525
Urban Outfitters, Inc.	Apparel Retail	2,795	5,756
Guess?, Inc.	Apparel Retail	2,659	2,094
Michael Kors Holdings Limited	Apparel, Accessories & Luxury Goods	2,182	10,283
Fifth & Pacific Companies, Inc.	Apparel, Accessories & Luxury Goods	1,505	1,492
lululemon athletica inc.	Apparel, Accessories & Luxury Goods	1,370	8,568
Coach, Inc.	Apparel, Accessories & Luxury Goods	5,075	15,586
Percentile Rank		65%	91%

(1)	As reported in the Form 10-K for the most recent fiscal year, (in millions).
(2)	As of December 31, 2012, (in millions).

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Additional Information

Clawback Policy: Adjustment or Recovery of Awards

In fiscal year 2011, the HR Committee approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based annual or long-term incentives awarded to our Named Executive Officers as well as other key executives.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid of an annual incentive award or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the HR Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

Stock Ownership and Insider Trading Policies

We believe that our Named Executive Officers should have a meaningful ownership stake in Coach. Under our Stock Ownership Policy each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility.

•	The expected ownership is the lower of 250,000 shares or five times base salary for our CEO;

•	The lower of 100,000 shares or three times base salary for Messrs. Stritzke, Krakoff, and Luis; and

•	The lower of 50,000 shares or two times base salary for Ms. Nielsen.

We expect the required level of ownership to be reached by the date five years after a Named Executive Officer is appointed to his or her position. Ownership includes shares owned, shares held in Coach’s Savings and Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. We evaluate compliance with this policy annually. As of the last measurement date (December 31, 2012), Messrs. Frankfort, Krakoff, and Stritzke were in compliance with the policy. For each of their current levels, Mr. Luis has until July 2015 and Ms. Nielsen until September 2016 to acquire the requisite shares. Upon his appointment to CEO, Mr. Luis’s ownership requirement will increase to that of CEO. As of fiscal year 2012, the HR Committee added a requirement that if an executive fails to comply with the policy in the required timeframe he/she may only sell 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs.

Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

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Executive Employment Contracts

Through early fiscal year 2009, the Board and the HR Committee had entered into fixed-term, renewable employment contracts with Mr. Frankfort and Mr. Krakoff, and in February 2013, the Board and the HR Committee entered into a letter agreement with Mr. Luis. The terms of these are described in more detail under the section Employment Agreements and Compensatory Arrangements. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation claw-backs and the requirement that the Named Executive Officer sign a release to receive the severance. In May 2012, the HR Committee amended all employment agreements to remove 280G tax gross up benefits. An estimate of the severance payments that would have been due in the event of termination at the end of fiscal year 2013 is displayed in the section below titled Potential Payments Upon Termination or Change in Control.

Impact of Accounting and Tax Treatment

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to our CEO and each of the three other highest-paid Named Executive Officers, other than the CFO. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our Named Executive Officers that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to pay compensation that is not deductible pursuant to Section 162(m) of the Code if we deem it appropriate and in the best interest of Coach and its stockholders. Stock options, PRSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers are generally intended to qualify as performance-based compensation under Section 162(m) of the Code; service-based RSUs and guaranteed bonuses granted to them are not intended to so qualify.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The HR Committee takes into account the potential implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G. In fiscal year 2012, the HR Committee amended existing Employment Agreements to remove the provision that provided a tax gross up to the extent the 20% excise tax under Section 280G was ever triggered.

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HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors of Coach, Inc. (the ’‘Human Resources Committee’’) reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2013 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee
Susan Kropf, Chair*
Gary Loveman
Ivan Menezes*
Irene Miller
Michael Murphy
Stephanie Tilenius
Jide Zeitlin

*	Mr. Menezes served as Chair of the Human Resources Committee until June 29, 2013, at which time Ms. Kropf assumed the role.

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COMPENSATION RISK ASSESSMENT

Management periodically reviews and shares with the HR Committee our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our Named Executive Officers, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance. As a result of its review and evaluation of our fiscal year 2013 compensation programs as further discussed below, the HR Committee determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

Factors evaluated by management and the HR Committee include the overall mix of pay between base salary, short term incentives and long-term equity compensation, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks. Some of the key factors supporting the HR Committee’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our short-term incentive plan, executive and Outside Director stock ownership and anti-hedging policies, sufficient weight on each component of pay, multiple year vesting and a variety of performance metrics on long-term equity compensation, and an incentive compensation clawback policy.

When the HR Committee and management are developing new or modified compensation programs and selecting performance measures for annual and long-term incentives risk taking is considered and affects decisions accordingly. As an example, Mr. Frankfort must retain 50% of the after-tax vested special PRSU shares earned on his special retention award until two years following their final vest date. As well, Mr. Luis must retain 50% of the after-tax vested PRSU shares earned on his special appointment award also until two years after the vesting dates.

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Lew Frankfort,	2013	1,500,000	0	2,549,991	4,390,932	2,335,125	0	348,763	11,124,811
Chairman and Chief	2012	1,500,000	0	2,549,968	4,082,738	3,672,750	0	470,549	12,276,005
Executive Officer	2011	1,452,350	0	2,549,992	4,306,001	3,630,875	0	452,256	12,391,474
Jane Nielsen,	2013	575,000	760,000	400,012	501,594	358,052	0	136,822	2,731,480
Executive Vice President	2012	479,167	700,000	2,100,016	474,631	469,296	0	51,353	4,274,463
and Chief Financial
Officer*
Reed Krakoff,	2013	2,850,650	1,101,475	600,018	6,285,950	0	0	487,511	11,325,604
Former President,	2012	2,850,650	1,101,475	600,005	5,844,754	7,726,780	0	581,304	18,704,968
Executive Creative	2011	2,624,040	2,190,000	600,003	6,164,358	8,983,080	0	627,499	21,188,980
Director(8)
Victor Luis,	2013	976,410	0	14,286,018	1,344,268	1,064,018	0	181,062	17,851,776
President and Chief
Commercial Officer*
Jerry Stritzke,	2013	935,000	0	1,066,649	1,344,268	873,337	0	170,715	4,389,969
Former President and	2012	929,167	0	1,066,642	1,249,907	1,365,039	0	188,962	4,799,717
Chief Operating Officer(8)	2011	900,000	0	4,566,646	3,398,325	1,350,000	0	188,292	10,403,263

*	Ms. Nielsen and Mr. Luis first became Named Executive Officers in 2012 and 2013, respectively.
(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2013, 2012 and 2011.
(2)	Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff for fiscal years 2013, 2012 and 2011 pursuant to the terms of his employment agreement, which is described below in the section below titled Employment Agreements and Compensatory Arrangements. For Ms. Nielsen, reflects the final portion of her sign-on bonus paid in fiscal year 2013 ($700,000), and a one-time cash payment ($60,000), in settlement of the relocation package included in her initial appointment.
(3)	Reflects the aggregate grant date fair value of all restricted stock unit awards and performance restricted stock unit awards with respect to fiscal years 2013, 2012 and 2011 in accordance with FASB ASC 718. For each of Messrs. Frankfort and Stritzke, the stock award column includes an annual RSU award and a PRSU award with a grant date fair value assuming ’‘target’’ achievement level. At the maximum achievement level, the total grant date fair value of the fiscal year 2011 awards would be $3,127,489 for Mr. Frankfort and $5,182,646 for Mr. Stritzke. At the maximum achievement level, the total grant date fair value of the fiscal year 2012 awards would be $3,127,455 for Mr. Frankfort and $1,220,632 for Mr. Stritzke. At the maximum achievement level, the total grant date fair value of the fiscal year 2013 awards would be $3,127,479 for Mr. Frankfort and $1,220,638 for Mr. Stritzke. For Mr. Luis, the stock award column includes an annual RSU and his Appointment Grant PRSU award. The Appointment Grant PRSU has a grant date fair value of $13,686,000 determined using a ’‘Monte Carlo’’ simulation model (that determines the probability that the performance targets will be achieved) with the following assumptions: Expected volatility of 40.19%, risk-free interest rate of 0.76%, and dividend yield of 0.00%.
(4)	Reflects the aggregate grant date fair value of all stock options with respect to fiscal years 2013, 2012 and 2011 in accordance with FASB ASC 718. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown:

	FISCAL YEAR ENDED
	FY13	FY12	FY11
Expected Term (years)	3.10	3.10	3.26
Expected Volatility	39.54%	39.40%	44.94%
Risk-free Interest Rate	0.45%	0.59%	0.97%
Dividend Yield	2.17%	1.45%	1.54%

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(5)	Amounts in this column reflect compensation earned under the Annual Incentive Plan for fiscal years 2013, 2012 and 2011. The Plan and the amounts for fiscal year 2013 are described in detail in the Annual Incentive Plan section of Fiscal Year 2013 Compensation above. The Plan and the amounts for fiscal years 2012 and 2011 are described in the similar sections in our 2012 and 2011 Proxy statements. Pursuant to a resignation letter agreement between Coach and Mr. Krakoff dated July 29, 2013, Mr. Krakoff waived his fiscal year 2013 annual incentives which would have totaled $4,912,688.
(6)	Coach does not have a defined benefit pension plan for its non-union employees. The Named Executive Officers are eligible for company contributions to our non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table. Please refer to the 2013 Non-Qualified Deferred Compensation table for details.
(7)	‘‘All Other Compensation’’ includes transportation benefits, company contributions to our Savings and Profit Sharing Plan and Supplemental Retirement Plan, Company matching contributions under the Company’s Matching Gift program and life insurance and disability insurance premiums, the values of which are set forth in the table below for fiscal years 2013, 2012 and 2011.

Name & Principal Position	Year	Transportation Benefit(a) ($)	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non-Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other ($)(b)
Lew Frankfort,	2013	0	22,500	281,505	37,545	7,213
Chairman and Chief	2012	0	29,400	375,940	33,649	31,560
Executive Officer	2011	0	29,400	375,940	30,851	6,065
Jane Nielsen,	2013	43,338	7,625	54,333	3,278	28,248
Executive Vice	2012	36,115	3,400	0	2,915	8,923
President and Chief
Financial Officer
Reed Krakoff,	2013	48,000	12,500	410,083	13,222	3,706
Former President,	2012	48,000	14,700	492,400	12,336	13,868
Executive Creative Director	2011	104,447	14,700	492,400	12,084	3,868
Victor Luis,	2013	30,000	12,500	87,500	3,730	47,332
President and Chief
Commercial Officer
Jerry Stritzke,	2013	48,000	12,500	87,500	7,039	15,676
Former President and	2012	48,000	14,700	105,300	6,124	14,838
Chief Operating Officer	2011	48,000	14,700	105,300	5,454	14,838

(a)	For Ms. Nielsen, Mr. Krakoff, Mr. Luis and Mr. Stritzke reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer. For Mr. Luis, reflects car allowance through February 2013 at which point his car allowance was discontinued upon appointment to Chief Commercial Officer.
(b)	Reflects disability insurance premiums for all Named Executive Officers and Company matching contributions under the Company’s charitable Matching Gift Program for Ms. Nielsen and Mr. Stritzke. In fiscal year 2013 the Company matched $24,300 for Ms. Nielsen and $11,000 for Mr. Stritzke under this program. For Mr. Luis, this column also includes payments made by Coach on his behalf in fiscal year 2013 related to his expatriate assignment in Japan as President of Coach Japan Inc. from 2006 through 2010, including $15,034 in tax preparation fees and $2,796 in foreign tax payments for calendar year 2012, of which approximately 50% relates to Mr. Luis’s fiscal year 2013 income. Such tax payments are part of Coach’s expatriate policy for all similarly situated employees; payments such as these will continue until Mr. Luis no longer has liability for Japanese income taxes. In addition, for Mr. Luis, this column includes $25,000 in reimbursement for legal fees and expenses incurred in connection with the negotiation of the Luis letter agreement, pursuant to that agreement.

(8)	Mr. Krakoff resigned effective as of August 30, 2013 and Mr. Stritzke resigned effective as of September 2, 2013, both resignations occurring after the Company’s fiscal year end.

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Grants of Plan-based Awards

Fiscal Year 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Grant	Grant Date Fair Value of Stock and Option
Name & Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Share)(3)	Date ($/share)	Awards ($)(4)
Lew Frankfort,	Annual incentive		0	2,812,500	3,750,000
Chairman and Chief	Annual stock option grant	8/15/2012								333,272	55.65	55.65	4,390,932
Executive Officer	Annual RSU grant	8/15/2012							14,376			55.65	800,024
	Special Performance RSU grant	8/16/2012				0	30,793	40,955				56.83	1,749,966
Jane Nielsen,	Annual incentive		0	431,250	575,000
Executive Vice	Annual stock option grant	8/15/2012								38,071	55.65	55.65	501,594
President and Chief	Annual RSU grant	8/15/2012							7,188			55.65	400,012
Financial Officer
Reed Krakoff,	Annual incentive		0	4,275,975	5,701,300
Former President,	Employment Agreement incentive		0	1,641,000	2,188,000
Executive Creative	Annual stock option grant	8/15/2012								477,104	55.65	55.65	6,285,950
Director	Annual RSU grant	8/15/2012							10,782			55.65	600,018
Victor Luis,	Annual incentive		0	1,282,026	1,708,718
President and Chief	Annual stock option grant	8/15/2012								102,030	55.65	55.65	1,344,268
Commercial Officer	Annual RSU grant	8/15/2012							10,782			55.65	600,018
	Special Performance RSU grant	3/4/2013				126,826	507,305	507,305				49.28	13,686,000
Jerry Stritzke,	Annual incentive		0	1,051,875	1,402,500
Former President	Annual stock option grant	8/15/2012								102,030	55.65	55.65	1,344,268
and Chief Operating	Annual RSU grant	8/15/2012							10,782			55.65	600,018
Officer	Special Performance RSU grant	8/16/2012				0	8,211	10,921				56.83	466,631

(1)	This column represents the range of possible cash payouts for the fiscal year 2013 associated with established levels of performance under the Annual Incentive Plan. Payout is for performance above the threshold minimum. Amounts actually earned are displayed in the Summary Compensation Table.
(2)	These columns represent the range of possible share payouts associated with pre-established levels of performance for the PRSU grants made to Messrs. Frankfort, Luis and Stritzke in fiscal year 2013. Performance criteria for the awards for Messrs. Frankfort and Stritzke were satisfied at the conclusion of fiscal year 2013. Mr. Luis’s award is the Appointment Grant described in the Chief Commercial Officer (and CEO Elect) Compensation Arrangement section of the Executive Summary; it is subject to Coach’s achievement of three, four and five year TSR compared to the companies in the S&P 500 Index. The actual amounts earned, if any, will be determined in March 2016, March 2017 and March 2018. Mr. Luis’s award does not allow for incremental payout if the performance target is exceeded, in other words, the ’‘target’’ and ’‘maximum’’ payout are the same. All these awards are described in the section above titled Fiscal Year 2013 Compensation — Long-Term Incentive Plan.
(3)	The exercise price for stock option grants is the closing stock price on the date of grant.
(4)	The amounts reported represent the grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal year 2013 calculated in accordance with FASB ASC 718. For RSU awards, grant date fair value is calculated using the closing price of Coach common stock on the grant date, for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. For PRSU awards made to Messrs. Frankfort and Stritzke, the grant date fair value is determined using the closing price of Coach common stock on the date of grant. For the PRSU award made to Mr. Luis the grant date fair value is determined using a Monte Carlo simulation model. The weighted average assumptions used in calculating the FASB ASC 718 grant date fair value of these awards are described in a footnote to the Summary Compensation Table.

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Outstanding Equity Awards at Fiscal Year-end 2013

	Option Awards							Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(a)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(b)
Lew Frankfort,	420,000	(1)	0		8/10/2005	34.84	8/10/2015
Chairman and	532,717	(2)	0		8/22/2005	32.37	8/22/2015
Chief Executive	490,000	(1)	0		8/9/2006	29.85	8/9/2016
Officer	330,000	(1)	0		8/9/2007	45.13	8/9/2017
	174,999	(1)	0		8/5/2008	26.21	8/5/2018
	457,367	(1)	0		8/5/2009	29.37	8/5/2019
	261,065	(1)	130,532	(1)	8/4/2010	38.41	8/4/2020
	88,582	(1)	177,162	(1)	8/3/2011	61.92	8/3/2021
	0	(1)	333,272	(1)	8/15/2012	55.65	8/15/2022
								21,922	(c)	8/4/2010	1,251,527
								13,430	(c)	8/3/2011	766,719
								14,707	(c)	8/15/2012	839,623
Jane Nielsen,	10,855	(1)	21,709	(1)	9/6/2011	53.13	9/6/2021
Executive Vice	0		38,071	(1)	8/15/2012	55.65	8/15/2022
President and								7,792	(c)	9/6/2011	444,845
Chief Financial								33,117	(d)	9/6/2011	1,890,650
Officer								7,353	(c)	8/15/2012	419,783
Reed Krakoff,	0		186,866	(1)	8/4/2010	38.41	8/4/2020
Former President,	126,812	(1)	253,621	(1)	8/3/2011	61.92	8/3/2021
Executive	0		477,104	(1)	8/15/2012	55.65	8/15/2022
Creative Director								16,441	(c)	8/4/2010	938,617
								10,072	(c)	8/3/2011	575,010
								11,030	(c)	8/15/2012	629,703
Victor Luis,	0		5,218	(1)	8/4/2010	38.41	8/4/2020
President and	30,820	(3)	61,621	(3)	8/5/2010	38.75	8/5/2020
Chief Commercial	0		102,030	(1)	8/15/2012	55.65	8/15/2022
Officer								4,795	(e)	8/4/2010	273,747
										8/5/2010		21,602	(f)	1,233,258
								21,790	(g)	8/5/2010	1,243,991
								5,036	(c)	8/3/2011	287,505
								8,953	(e)	8/3/2011	511,127
								7,677	(h)	8/4/2011	438,280
								12,015	(i)	2/6/2012	685,936
										2/6/2012		14,833	(j)	846,816
								11,030	(e)	8/15/2012	629,703
										3/4/2013		510,356	(k)	29,136,224
Jerry Stritzke,	0		39,961	(1)	8/4/2010	38.41	8/4/2020
Former President	83,503	(4)	83,503	(4)	8/5/2010	38.75	8/5/2020
and Chief Operating	27,119		54,237	(1)	8/3/2011	61.92	8/3/2021
Officer	0		102,030	(1)	8/15/2012	55.65	8/15/2022
								16,441	(c)	8/4/2010	938,617
										8/5/2010		37,804	(l)	2,158,230
								28,687	(m)	8/5/2010	1,637,741
								10,072	(c)	8/3/2011	575,010
								11,030	(c)	8/15/2012	629,703
								6,916	(n)	8/16/2012	394,834

(1)	Annual Grant: Vests 33.3% each year beginning 1 year from date of grant.
(2)	Special Grant: Vested 25% on August 22, 2009, 25% on August 22, 2010 and 50% on August 22, 2011.
(3)	Special Grant Vested 33.3% on June 29, 2013 and vests 33.3% on June 28, 2014 and 33.3% on June 27, 2015.

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(4)	Special Grant: Vested 50% on June 29, 2013 and vests 50% on June 28, 2014.

(a)	Represents the number of shares that may be earned if all performance conditions are met at the end of each performance period. Please see Long-Term Incentive Plan section of Fiscal Year 2013 Compensation of the Compensation Discussion and Analysis for details.

(b)	The market value of stock awards is based on the closing price per share of Coach’s stock on June 29, 2013. ($57.09).

(c)	Annual Grant: Vests 100% three years from date of grant.

(d)	Special Grant: Vests 30% on September 6, 2014, 50% on September 6, 2015 and 20% on September 6, 2016.

(e)	Annual Equity Choice Grant: Vests 33.3% each year beginning 1 year from date of grant.

(f)	Special PRSU Grant Vests 100% on June 27, 2015. As of June 29, 2013, performance period has not been completed for this award.

(g)	Special Grant Vested 33.3% on June 29, 2013 and vests 33.3% on June 28, 2014 and 33.3% on June 27, 2015.

(h)	Special PRSU Grant Vests 100% on June 28, 2014. As of June 29, 2013, performance period has been completed and a total of 7,677 shares are expected to vest.

(i)	Special PRSU Grant Vests 100% on August 14, 2013. As of June 29, 2013, performance period has been completed and a total of 12,015 shares are expected to vest.

(j)	Special PRSU Grant Vests 100% on August 14, 2014. As of June 29, 2013, performance period has not been completed for this award.

(k)	Appointment PRSU Grant Vests 20% on March 4, 2016, 20% on March 4, 2017 and 60% on March 4, 2018 subject to Coach’s TSR compared to the companies in the S&P 500 Index. Please see Chief Commercial Officer (and CEO Elect) Compensation Arrangement section of Executive Summary of the Compensation Discussion and Analysis for details.

(l)	Special PRSU Grant Vests 100% on June 28, 2014. As of June 29, 2013, performance period has not been completed for this award.

(m)	Special Grant: Vested 50% on June 29, 2013 and vests 50% on June 28, 2014.

(n)	Special PRSU Grant: Vests 100% on June 28, 2014. As of June 29, 2013, performance period has been completed and a total of 6,916 shares are expected to vest.

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2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name & Principal Position	(#)(1)	($)(2)	(#)(3)	($)(4)
Lew Frankfort,
Chairman and Chief Executive Officer	0	0	356,684	20,182,557
Jane Nielsen,
Executive Vice President and Chief
Financial Officer	0	0	0	0
Reed Krakoff,
Former President, Executive Creative
Director	405,118	9,500,942	21,239	1,101,667
Victor Luis,
President and Chief Commercial
Officer	11,314	263,388	60,227	3,201,238
Jerry Stritzke,
Former President and Chief Operating
Officer	126,598	2,682,002	123,182	6,675,864

(1)	322,247 shares were sold to cover the cost and taxes for Mr. Krakoff’s stock option exercises; 8,826 shares were sold to cover the cost and taxes for Mr. Luis’s stock option exercises; 81,663 shares were sold to cover the cost and taxes for Mr. Stritzke’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	For Messrs. Frankfort, Luis and Stritzke, includes shares from PRSUs vested on June 29, 2013 and distributed on August 14, 2013 upon the HR Committee’s certification of the performance results. Due to the later distribution date, actual shares acquired included dividend equivalents re-invested on July 1, 2013. The additional shares vested and distributed were 1,934 for Mr. Frankfort, 84 for Mr. Luis and 162 for Mr. Stritzke. In total, 198,626 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU and PRSU vesting; 10,688 shares were withheld to cover the taxes related to Mr. Krakoff’s RSU vesting; 27,427 shares were withheld to cover the taxes related to Mr. Luis’s RSU and PRSU vesting; 57,411 shares were withheld to cover the taxes related to Mr. Stritzke’s RSU and PRSU vesting.
(4)	For RSUs, represents the product of the number of shares vested and the market value of Coach’s common stock on the vesting date; for PRSUs represents the product of the number of shares vested on June 29, 2013 and the market value of Coach’s common stock on the vesting date. For Messrs. Frankfort, Luis and Stritzke, the PRSUs were subsequently distributed on August 14, 2013 upon the HR Committee’s certification of the performance results. Since the market value of Coach’s stock on August 14, 2013 was lower than on June 29, 2013, the actual value realized by each executive was $19,040,186 for Mr. Frankfort; $3,151,501 for Mr. Luis and $6,579,494 for Mr. Stritzke.

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2013 Non-Qualified Deferred Compensation

Name & Principal Position	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Lew Frankfort,
Chairman and Chief
Executive Officer	0	281,505	120,590	0	4,172,553
Jane Nielsen,
Executive Vice
President and Chief
Financial Officer	0	54,333	0	0	54,333
Reed Krakoff,
Former President,
Executive Creative
Director	0	410,083	137,909	0	4,838,110
Victor Luis,
President and Chief
Commercial Officer	0	87,500	6,797	0	313,911
Jerry Stritzke,
Former President and
Chief Operating Officer	0	87,500	8,825	0	382,277

(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal year 2013 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non tax-qualified plan. Coach makes contributions to the accounts of participants (including our Named Executive Officers) to the extent that the Code limits their contributions to their qualified Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for 401(k) ‘‘matching contributions’’ plus (b) the percentage of each employee’s total cash compensation the HR Committee elects to contribute to the profit sharing plan for each fiscal year (which was 2% for fiscal 2013); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances monthly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2013 was 3.25%.
(4)	Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination. Amounts in this column are amounts reported in the Summary Compensation Table as ‘‘All Other Compensation.’’ For Mr. Frankfort, the deferred amounts were $375,940 for fiscal year 2011, $375,940 for fiscal year 2012 and $281,505 for fiscal year 2013. For Ms. Nielsen, the deferred amount was $54,333 for fiscal year 2013, the year she became eligible. For Mr. Krakoff, the deferred amounts were $492,400 for fiscal year 2011, $492,400 for fiscal year 2012 and $410,083 for fiscal year 2013. For Mr. Luis, the deferred amount was $87,500 for fiscal year 2013. For Mr. Stritzke, the deferred amounts were $105,300 for fiscal year 2011, $105,300 for fiscal year 2012 and $87,500 for fiscal year 2013.

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Employment Agreements and Compensatory Arrangements

Our Board and the HR Committee have entered into employment agreements with two of our Named Executive Officers. On June 1, 2003, Coach entered into five-year employment agreements with each of Lew Frankfort and Reed Krakoff; on August 22, 2005, Coach extended these agreements for an additional three-year period, and on March 11, 2008, Coach extended Mr. Krakoff’s agreement for a further three-year period. Each employment agreement is subject to automatic, successive one-year extensions thereafter unless either party gives at least 180 days’ prior notice, in Mr. Frankfort’s case, and 90 days’ prior notice in Mr. Krakoff’s case, that the term will not be extended. On February 13, 2013, Coach entered into a letter agreement with Mr. Luis to serve as the Company’s President and Chief Commercial Officer, beginning on February 14, 2013 (the ‘‘Luis letter agreement’’). Mr. Stritzke and Ms. Nielsen are not subject to employment agreements.

As described in further detail below, Mr. Krakoff’s employment with Coach terminated on August 30, 2013 and Mr. Stritzke’s employment with Coach terminated on September 2, 2013. The actual compensation received by each of Mr. Krakoff and Mr. Stritzke in connection with their respective terminations of employment is disclosed herein in the section Potential Payments Upon Termination or Change in Control and in footnotes to the tables with Mr. Krakoff’s and Mr. Stritzke’s ‘‘Termination Scenarios’’ within the same section, and additionally, with respect to Mr. Krakoff, in the description of the resignation letter agreement between Coach and Mr. Krakoff — see Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff.

Frankfort and Krakoff Employment Agreements

The employment agreements with Messrs. Frankfort and Krakoff were designed to retain the respective Named Executive Officer through at least the dates defined in each agreement, while strongly linking his compensation to Company performance. The agreements and the extensions were approved by the HR Committee (or its predecessor committee). During calendar year 2008, the Named Executive Officers’ employment agreements were also amended to comply with Section 409A of the Code.

Each executive’s employment agreement included a provision for a tax equalization payment or gross-up payment to the executive, which would place the executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, did not apply. Such a provision is typically referred to as a ‘‘280G gross-up.’’ In May 2012, the HR Committee approved the elimination of the 280G gross-up benefit for all Company employees and amended each of Messrs. Frankfort and Krakoff’s employment agreements to remove the 280G gross-up benefit.

The following tables summarize the compensation payable to each of Mr. Frankfort and Mr. Krakoff under his employment agreement as in effect on the last day of our 2013 fiscal year. Except as described below, all compensation and vesting of equity securities is subject to such Named Executive Officer’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 6, 2009, Mr. Frankfort received a long-term PRSU grant, which was not made pursuant to his employment agreement.

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The performance-based incentive amounts shown in the tables below are the maximum amounts that each such Named Executive Officer could receive pursuant to his employment agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if such Named Executive Officer is terminated by Coach without ‘‘Cause’’ or resigns his employment for ‘‘Good Reason’’ (as defined below), he would remain eligible to continue to receive these bonuses after the termination date. The actual performance-based incentive amounts earned for fiscal year 2013 are displayed in the Summary Compensation Table and explained in the section titled Fiscal Year 2013 Compensation — Annual Incentive Plan above.

LEW FRANKFORT

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Special Stock Options and RSUs:
Initial Base Salary per Agreement:	$1,000,000, beginning September 2005
Base Salary at end of fiscal year 2013:	$1,500,000
Initial Maximum Incentive Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY13 Incentive per Coach’s Performance-Based Annual Incentive Plan:	250% of annual base salary actually paid during fiscal year
2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	30% vested July 1, 2007; 70% vested July 1, 2008; All options were exercised as of June 29, 2013.
2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

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REED KRAKOFF

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Special Stock Options and RSUs:
Initial Base Salary per Agreement:	$2,500,000, beginning June 29, 2008
Annual Salary Increase per Agreement:	5.0% each July 1 (Mr. Krakoff waived the increases due on July 1, 2009 and July 1, 2012)
Base Salary at end of fiscal year 2013:	$2,850,650
Initial Maximum Incentive Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY13 Incentive per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year
Fixed Contract Bonuses:

$1,500,000 paid July 1, 2007;

$1,500,000 paid July 1, 2008;

$1,095,000 paid July 1, 2009;

$1,095,000 paid July 1, 2010

$2,190,000 paid July 1, 2011;

$1,101,475 paid June 30, 2012;

$1,101,475 paid June 29, 2013;

$3,202,950 payable June 28,

2014**

2008 Extension Signing Bonus:*	$3,500,000 paid June 28, 2008; $3,500,000 paid June 26, 2009; $3,000,000 paid July 3, 2010
Performance-Based Contract Incentives (actual amounts paid or maximum amounts payable in future)

$2,500,000 paid for fiscal year

2008;

$0 paid for fiscal year 2009;

$1,867,500 paid for fiscal year

2010;

$3,735,000 paid for fiscal year

2011;

$2,142,927 paid for fiscal year

2012;

$1,362,468 earned for fiscal year 2013**;

$4,376,000 for fiscal year

2014**

2003 Agreement Stock Option Grant:	Options to purchase 800,000 shares at an exercise price of $12.49 per share	25% vested July 1, 2006; 25% vested July 1, 2007; 50% vested July 1, 2008; All options were exercised as of June 29, 2013.
2005 Extension Stock Option Grant:	Options to purchase 1,686,581 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; All options were exercised as of June 29, 2013.

*	If, prior to July 2, 2011, Mr. Krakoff had been terminated by Coach for ‘‘Cause’’ (as defined below) or resigned his employment with Coach other than for ‘‘Good Reason’’ (as defined below), he would have been required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 3, 2011 and ending on June 28, 2014, he had been terminated for Cause or resigned his employment other than for

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Good Reason, he would have been required to repay a portion of these bonuses equal to $10 million less the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092. Although conditions existed entitling Mr. Krakoff to resign for Good Reason, Mr. Krakoff, in connection with the sale of the Reed Krakoff brand to a group headed by him (see Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff), waived any right that he may have had to the receipt of any severance compensation associated with a Good Reason resignation. Coach, in turn, declined to require Mr. Krakoff to repay the residual portion of the bonuses described above.

**	Waived receipt or forfeited pursuant to a resignation letter agreement between Coach and Mr. Krakoff dated July 29, 2013.

If the employment agreement of either Mr. Frankfort or Mr. Krakoff is terminated by Coach without Cause, or by such Named Executive Officer for Good Reason, then such Named Executive Officer will be entitled to receive severance payments equal to 12 months’ for Mr. Krakoff or 24 months’ for Mr. Frankfort annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the employment agreements, payable in equal monthly installments between six and 12 months for Mr. Krakoff or six and 24 months for Mr. Frankfort from such Named Executive Officer’s termination date. In addition, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of Coach, Inc., then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain exercisable for the remainder of their 10-year term. Finally, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, Coach will continue to provide such Named Executive Officer with specified health and welfare benefits for 12 months for Mr. Krakoff or 24 months for Mr. Frankfort after such Named Executive Officer’s termination.

Coach has ‘‘Cause’’ to terminate either of the aforementioned Named Executive Officers under his employment agreement upon: (i) his failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from his physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (ii) his failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (iii) his commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of un-adjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on Coach); (iv) his unlawful use (including being under the influence) or possession of illegal drugs on Coach’s premises or while performing his duties and responsibilities; or (v) his willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against Coach (or any predecessor thereto or successor thereof), having a material adverse impact on Coach.

Either of the aforementioned Named Executive Officers has ‘‘Good Reason’’ to resign his employment upon the occurrence of any of the following: (i) failure of Coach to continue him in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of his responsibilities, duties or authority; (iii) relocation of Coach’s executive offices more than 50 miles outside of New York, New York or his relocation away from the executive offices; (iv) failure of Coach to timely make any material payment or provide any material benefit under the agreement or Coach’s material reduction of any compensation, equity or benefits that he is eligible to receive under the agreement; or (v) Coach’s material breach of the agreement; provided, however, that he may not resign his employment for

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Good Reason unless: (x) he provides Coach with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Coach does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that he may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with his written consent, substitute a substantially identical agreement) with respect to him in writing delivered to him prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

The agreements contain covenants that prohibit the aforementioned Named Executive Officers from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months for Mr. Krakoff or 24 months for Mr. Frankfort afterward. If either of these Named Executive Officers violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that he realized during a period of 12 months for Mr. Krakoff or 24 months for Mr. Frankfort prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Luis Letter Agreement

The Luis letter agreement states that it is the Board’s intent to appoint Mr. Luis to the position of Chief Executive Officer of Coach no later than January 1, 2014. The compensation elements of the Luis letter agreement are designed to incentivize successful execution of the Company’s strategy and drive annual performance while strongly aligning Mr. Luis’s long-term compensation with value creation for Coach’s stockholders over a multi-year period. The Luis letter agreement generally provides for the following key compensation and benefits:

•	an annual base salary of $1,100,000 as President and Chief Commercial Officer;

•	upon appointment to the position of Chief Executive Officer, the annual base salary will be increased to $1,250,000;

•	an annual cash incentive opportunity with a target award equal to 150% of base salary (with a maximum cash incentive opportunity equal to 200% of base salary), subject to achievement of annual Company financial performance goals established by the Human Resources Committee;

•	a one-time Appointment Grant PRSU valued at $25 million on March 4, 2013, the date of grant, which will be eligible to vest in full as of the fifth anniversary of grant, with opportunities to vest 1/5th as of the third anniversary and 1/5th as of the fourth anniversary of grant, subject, in each case to the Company’s achievement of the performance goals applicable to such award, and subject to Mr. Luis’s employment as Chief Executive Officer of the Company on each vesting date (provided that, in the event of Mr. Luis’s termination of employment due to death or ‘‘Disability’’, as defined in the Luis letter agreement, a pro rata portion of the appointment grant PRSUs, determined based on the number of days elapsed in the performance period prior to the date of Mr. Luis’s termination, will vest as of the original vesting dates subject to the Company’s achievement of the applicable performance goals). The shares of common stock under this PRSU award will be earned and distributed based on performance criteria which compare the Company’s total stockholder return over the performance period, to the TSR of the companies included in the Standard & Poor’s 500 Index on the date of grant (excluding Coach);

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•	annual equity awards, to be granted each August, with a grant date value of no less than $4,800,000. The annual awards to be made in each of August 2013, 2014 and 2015 will be comprised of 60% PRSUs and 40% stock options. For the fiscal year 2014 grant (made in August 2013), Mr. Luis’s annual award of PRSUs will vest in equal 1⁄3 installments on each of the first three anniversaries of the date of grant, subject to achievement of performance criteria to be established by the HR Committee and generally subject to Mr. Luis’s continued employment with the Company. Thereafter, Mr. Luis’s annual PRSU awards will cliff vest as of the third anniversary of the grant date, subject to the achievement of performance criteria, and generally subject to Mr. Luis’s continued employment with the Company (provided that, in the event of Mr. Luis’s termination of employment due to death or Disability, the target number of PRSUs subject to outstanding annual PRSU awards will vest on the date of such termination). Each annual stock option award will become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, generally subject to Mr. Luis’s continued employment with the Company (provided that, in the event of Mr. Luis’s termination of employment due to death or Disability, the stock options subject to outstanding annual awards will vest on the date of such termination and will remain exercisable in accordance with their terms); and

•	participation in Coach’s various health and welfare plans for similarly situated executives described above in the section titled Other Compensation and Benefit Elements — Benefits and Executive Perquisites above.

Mr. Luis is free, at any time, for any reason, to end his employment with Coach and that Coach may do the same, subject to certain notice and severance requirements. If Coach terminates the employment of Mr. Luis without ‘‘Cause’’ (as such term is defined in the Luis letter agreement), or if he resigns for ‘‘Good Reason’’ (as such term is defined in the Luis letter agreement), Coach will pay Mr. Luis a severance amount equal to the sum of his (i) ‘‘Pro Rata Bonus’’ (as such term is defined in the Luis letter agreement) for Coach’s fiscal year in which the termination occurred, (ii) 21 months of his then current salary, paid in monthly installments during the 21-month period following the later of the date of Mr. Luis’s termination or the expiration of the three-month notice period pursuant to the agreement, and (iii) 21 months of his annual cash incentive, calculated based on the average of the actual percentage of the maximum annual cash incentive amounts earned with respect to Coach financial performance for the three prior fiscal years and applied to the maximum annual bonus amount for the year of termination. During the severance period, Mr. Luis will be eligible for continued participation in the Company’s group health plan (or to receive reimbursements for COBRA premiums) and the Company will maintain Mr. Luis’s life insurance policy at its expense. Mr. Luis’s equity awards will be treated as follows: (i) all of his unvested annual equity awards will continue to vest during the severance period to the extent he had remained employed through the end of such period, (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting shall be eligible to vest as of the original vesting date based on actual Company performance, and (iii) all unvested appointment grant PRSUs will be forfeited. During the notice period and the severance period, Mr. Luis is subject to non-competition and non-solicitation covenants.

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If Mr. Luis resigns his employment with Coach other than for ‘‘Good Reason,’’ Mr. Luis is subject to a 12-month post-employment non-solicitation covenant and Coach may, in its sole discretion, elect to subject him to a 12-month post-employment noncompetition covenant as well so long as Coach provides him with the severance payments and benefits described above for the 12-month period following his termination (referred to as ‘‘Resignation Without Good Reason With Severance’’).

Pursuant to the Luis letter agreement, in connection with a termination of Mr. Luis’s employment following the effective date of the Luis letter agreement, the treatment of his outstanding equity awards as of such effective date will be determined in accordance with the original terms of such awards. As provided under the applicable award agreements for the awards outstanding as of the last day of our 2013 fiscal year, upon a termination of Mr. Luis’ employment without Cause or his resignation for Good Reason, (i) the special RSUs, PRSUs and stock options granted to Mr. Luis in August 2010 will continue vesting as scheduled until they are fully vested and the options will remain exercisable through the expiration of the option term, (ii) except as provided in the following sentence in connection with a Change in Control, any RSUs granted to Mr. Luis in August 2011 that are unvested as of the termination date will be forfeited, (iii) the PRSUs granted to Mr. Luis in February 2012 will continue to vest for 12 months following the date of termination, and (iv) the annual stock options and equity choice RSUs granted to Mr. Luis prior to August 2012 will continue to vest during the severance period. In the event that the termination without Cause or resignation for Good Reason occurs upon or within 12 months following a Change in Control, the award agreements covering the outstanding awards also generally provide for full vesting immediately upon such termination (other than the RSUs granted to Mr. Luis in August 2011 which provide for such accelerated vesting only if such termination of employment was by the Company without Cause).

Further, all performance-based compensation paid to Mr. Luis is subject to Coach’s incentive repayment (‘‘clawback’’) policy applicable in the event of a material restatement of the Company’s financial results. Mr. Luis will be subject to the non-competition and non-solicitation covenants set forth in the agreement, both during his employment with the Company as well as during specified periods following termination (provided that, as described above, the non-competition covenants only apply following a termination of employment other than for Cause to the extent that Mr. Luis receives severance payments during the restricted period).

Ms. Nielsen and Mr. Stritzke

Neither Ms. Nielsen nor Mr. Stritzke is subject to an employment agreement. Pursuant to their offer letters, if Mr. Stritzke or Ms. Nielsen is terminated by Coach without cause they will receive 12 months of base salary and health benefits continuation under the Coach, Inc. Severance Pay Plan. In this case, ‘‘cause’’ is defined by Coach and includes (but is not limited to) termination for any willful or grossly negligent breach of their duties as employees of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Please refer to Treatment of Long-Term Incentives below for a discussion of the impact of a termination on annual stock options and RSUs.

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Treatment of Long-Term Incentives

In general, the annual stock option and RSU grants made to our Named Executive Officers and outstanding as of the end of June 29, 2013 are treated as follows in the event of termination or change-in-control. Footnotes indicate where such treatment differs pursuant to an Employment Agreement or as agreed by the HR Committee:

Reason for Termination	Treatment of Unvested Stock Options and Equity Choice RSUs	Treatment of Unvested Cliff Vest RSUs
Voluntary (including a resignation without ‘‘Good Reason’’, as defined above under Employment Agreements and Compensatory Arrangements)	Unvested awards forfeit; Vested stock options remain exercisable for 90 days	Forfeit
Retirement	Vesting and exercisability of unvested awards continue for the remainder of the outstanding ten-year term; Exercisability of vested options continues for the remainder of the ten-year term	A pro-rata portion may vest at the discretion of the HR Committee
Severance Event (including resignation with ‘‘Good Reason’’ or termination without ‘‘Cause’’, as defined above under Employment Agreements and Compensatory Arrangements(1)	Vesting of unvested awards continues for the duration of the severance period; Exercisability of vested stock options continues for 90 days following the end of the severance period	A pro-rata portion may vest at the discretion of the HR Committee(2)
Death or Long-Term Disability	Vesting of unvested awards is accelerated; The estate (or the executive) may exercise stock options for a period of five years	A pro-rata portion may vest at the discretion of the HR Committee(2)
Termination upon a Change-in- Control	Vesting of unvested awards is accelerated	Vesting of unvested RSUs is accelerated
Cause (as defined above under Employment Agreements and Compensatory Arrangements	Vested and unexercised stock options forfeit; Unvested awards forfeit; Gains realized in six months prior to termination must be repaid	Forfeit; gains realized in six months prior to termination must be repaid

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Reason for Termination	Treatment of Unvested Stock Options and Equity Choice RSUs	Treatment of Unvested Cliff Vest RSUs
Change-in-Control without termination

Vesting of unvested awards granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding award shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.

Vesting of unvested RSUs granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding RSU shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.

(1)	The Employment Agreements of Messrs. Frankfort and Krakoff provide that vesting of unvested stock options and RSUs continues for the duration of the severance period. As described above under Employment Agreements and Compensatory Arrangements — Luis Letter Agreement, pursuant to the Luis letter agreement and Mr. Luis’s applicable award agreements, the vesting of Mr. Luis’s unvested stock options, equity choice RSUs and special PRSUs continues through the severance period or (in the case of the special awards authorized by the HR Committee in 2010) until the awards are fully vested. Mr. Luis’s unvested Appointment PRSU Award is forfeited upon termination for any reason other than for death, Disability or Change in Control. The special awards authorized by the HR Committee in 2010 and granted to Mr. Stritzke will also continue vesting through the severance period until the awards are fully vested.
(2)	In the event of Ms. Nielsen’s death or termination due to long-term disability, her special sign-on RSU award would become fully vested as of the date of death or long-term disability.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation that would have been owed to each of our Named Executive Officers in the event of employment termination or change in control on June 29, 2013. The tables include amounts earned through June 29, 2013 as well as estimates of the amounts which would have been paid to such Named Executive Officers following that date. The actual amounts to be paid out can only be determined at the time of a Named Executive Officer’s termination.

Regardless of the reason for a Named Executive Officer’s termination of employment, he/she may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of base salary and is not displayed in each Named Executive Officer’s chart);

•	any vested balance in our qualified and non-qualified retirement plans;

•	the ability to convert his/her individual life insurance and/or individual long-term disability insurance at his/her own expense; and

•	the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, such Named Executive Officer or beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

The amounts of compensation due upon various termination situations in the following tables reflect the specific employment terms and conditions for each executive as described above under Employment Agreements and Compensatory Arrangements, and were calculated using the following assumptions:

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•	Long-term incentive amounts reflect the intrinsic value of unvested stock options, RSUs and PRSUs, whose vesting would be accelerated or continued due to the termination, assuming a closing price of our common stock on June 28, 2013 of $57.09, the last trading day before the assumed termination date.

•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs or PRSUs as described above.

•	Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.

•	The values shown for continuation of benefits and perquisites reflect our cost for each program as of June 29, 2013. These costs may change annually.

•	The ‘‘Total’’ row represents a sum of all estimated payments in the column, excluding ‘‘Disability Benefits,’’ which are reflected as a monthly payment made by the insurance company that provides the benefit.

•	Messrs. Krakoff and Stritzke resigned from their positions as President and Executive Creative Director and President and Chief Operating Officer, respectively, after the close of fiscal year 2013. Upon their resignations, unvested equity awards held by each were forfeited. Although conditions existed entitling Mr. Krakoff to resign for Good Reason, Mr. Krakoff, in connection with the sale of the Reed Krakoff brand to a group headed by him (See Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff), waived any right that he may have had to the receipt of any severance compensation associated with a Good Reason resignation. Coach, in turn, declined to require Mr. Krakoff to repay the residual portion of the extension-signing bonuses awarded under his employment agreement. The estimated value of the amounts that each of Mr. Krakoff and Mr. Stritzke will actually receive as a result of their respective resignations is presented below:

Incremental Benefits due to Termination Event	Reed Krakoff	Jerry Stritzke
TOTAL	$6,029,353	$609,695
Surrender value of life insurance	338,716	11,245
Qualified Retirement Plan Distribution	744,216	208,149
Non-Qualified Retirement Plan Distribution(1)	4,946,421	390,301
Value of unvested Stock Options and RSUs that vested or continued vesting due to termination	0	0

(1)	Pursuant to the terms of this plan, this benefit will be paid to each recipient six months after termination. The amounts shown include estimated interest through the expected payment dates and are therefore higher than the amounts displayed in the table titled 2013 Non-Qualified Deferred Compensation and below under Potential Payments Upon Termination or Change in Control.

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Lew Frankfort

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	4,627,155	7,545,404	20,637,427	20,637,427	21,954,424	13,600,311	9,880,529
Salary Continuation	0	0	3,000,000	3,000,000	3,000,000	0	0
Benefit and Perquisite Continuation	0	0	113,652	113,652	113,652	0	0
Short Term Incentive	0	0	7,960,125	7,960,125	8,437,500	2,812,500	2,335,125
Annual Long Term Incentives
Unvested Stock Options	0	2,918,249	2,918,249	2,918,249	2,918,249	2,918,249	2,918,249
Unvested Restricted Stock Units	0	0	2,018,246	2,018,246	2,857,868	0	0
Retirement Plan Distribution	4,342,362	4,342,362	4,342,362	4,342,362	4,342,362	4,342,362	4,342,362
Life Insurance Benefits(2)	284,793	284,793	284,793	284,793	284,793	3,502,200	284,793
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without Good Reason is similar to a voluntary resignation, and means a termination of employment by the executive for ‘‘Good Reason’’ as defined in the executive’s employment agreement. The executive’s unvested annual stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our annual stock option agreements, and as described above.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of June 29, 2013. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of June 29, 2013.

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Jane Nielsen

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(1)
TOTAL	47,674	47,674	2,630,269	2,630,269	3,574,426	4,314,643	0
Salary Continuation	0	0	575,000	575,000	575,000	0	0
Benefit and Perquisite Continuation	0	0	55,684	55,684	55,684	0	0
Short Term Incentive	0	0	0	0	0	431,250	0
Annual Long Term Incentives
Unvested Stock Options	0	0	61,261	61,261	140,790	140,790	0
Unvested Restricted Stock Units	0	0	0	0	864,628	0	0
Special Long Term Incentives
Unvested Restricted Stock Units	0	0	1,890,650	1,890,650	1,890,650	1,890,650	0
Retirement Plan Distribution	47,637	47,637	47,637	47,637	47,637	101,953	0
Life Insurance Benefits(2)	37	37	37	37	37	1,725,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Ms. Nielsen was not eligible to retire as of June 29, 2013.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of June 29, 2013. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of June 29, 2013.

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Reed Krakoff

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(6)
TOTAL	2,605,641	2,605,641	27,834,579	27,834,580	30,223,088	21,142,862	0
Salary Continuation	0	0	2,850,650	2,850,650	2,850,650	0	0
Benefit and Perquisite Continuation	0	0	66,389	66,389	66,389	0
Short Term Incentive	0	0	7,826,175	7,826,175	8,551,950	4,275,975	0
Contract Short Term Bonus(2)	0	0	6,484,950	6,484,950	6,484,950	0	0
Extension Signing Bonus(3)	(3,342,491)	(3,342,491)
Annual Long Term Incentives
Unvested Stock Options	0	0	3,719,667	3,719,667	4,177,687	4,177,687	0
Unvested Restricted Stock Units	0	0	938,617	938,617	2,143,330	0	0
Retirement Plan Distribution	5,629,200	5,629,200	5,629,200	5,629,200	5,629,200	5,629,200	0
Life Insurance Benefits(4)	318,932	318,932	318,932	318,932	318,932	7,035,000	0
Disability Benefits(5)	0	0	0	0	0	25,000	0

(1)	Mr. Krakoff resigned his position as President and Executive Creative Director on August 30, 2013. The actual total value of compensation he received upon his termination is $6,029,353. See the section above titled Potential Payments Upon Termination or Change in Control for further discussion of such payments.
(2)	Calculated based on target financial performance on the remaining performance-based retention bonuses (target = 75% of maximum); also assumes a Change in Control does not result in a material change to the bonus program.
(3)	If, during the period beginning on July 3, 2011 and ending on June 28, 2014, Mr.Krakoff had been terminated for Cause or resigned his employment other than for Good Reason, he would have been required to repay a portion of the extension-signing bonuses previously paid to him equal to $10 million less the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092. Although conditions existed entitling Mr. Krakoff to resign for Good Reason, Mr. Krakoff, in connection with the sale of the Reed Krakoff brand to a group headed by him (see Certain Relationships and Related Transactions — Transactions with Related Persons — Agreements with Reed Krakoff), waived any right that he may have had to the receipt of any severance compensation associated with a Good Reason resignation. Coach, in turn, declined to require Mr. Krakoff to repay the residual portion of the bonuses described above.
(4)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of June 29, 2013. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(5)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of June 29, 2013.
(6)	Mr. Krakoff was not eligible to retire as of June 29, 2013.

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Victor Luis

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)(2)	Resignation by the Executive with Good Reason ($)(2)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(5)
TOTAL	564,394	564,394	12,636,501	12,636,501	15,049,708	9,000,834	0
Salary Continuation	0	0	1,925,000	1,925,000	1,925,000	0	0
Benefit and Perquisite
Continuation	0	0	29,396	29,396	29,396	0	0
Short Term Incentive	0	0	3,985,960	3,985,960	3,985,960	1,064,018	0
Annual Long Term Incentives
Unvested Stock Options	0	0	195,422	195,422	244,395	244,395	0
Unvested Restricted StockUnits	0	0	1,204,735	1,204,735	1,702,081	1,414,576	0
Special Long Term Incentives
Unvested Stock Options	0	0	1,130,129	1,130,129	1,130,129	0	0
Unvested RSUs	0	0	1,243,991	1,243,991	1,243,991	0	0
Unvested PRSUs	0	0	2,357,474	2,357,474	2,357,474	1,124,216	0
Unvested Appointment PRSU	0	0	0	0	1,866,888	1,866,888	0
Retirement Plan Distribution	561,741	561,741	561,741	561,741	561,741	561,741	0
Life Insurance Benefits(3)	2,653	2,653	2,653	2,653	2,653	2,700,000	0
Disability Benefits(4)	0	0	0	0	0	25,000	0

(1)	Pursuant to the Luis letter agreement, Mr. Luis may receive, based on the sole discretion of the HR Committee, total compensation upon separation in the amount of $10,029,596 in exchange for accepting the non-competition provision of the agreement for the 12-month period following his termination. See discussion above of Resignation Without Good Reason With Severance under Employment Agreements and Compensatory Arrangements — Luis Letter Agreement.
(2)	Pursuant to the Luis letter agreement, Mr. Luis may receive, based on the sole discretion of the HR Committee, pay in lieu of notice representing three months of salary and benefit continuation. The incremental total compensation severance pay would equal $430,615.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of June 29, 2013. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of June 29, 2013.
(5)	Mr. Luis was not eligible to retire as of June 29, 2013.

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Jerry Stritzke

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(4)
TOTAL	585,566	585,566	8,050,610	6,307,817	10,291,888	5,572,298	0
Salary Continuation	0	0	935,000	0	935,000	0	0
Benefit and Perquisite Continuation	0	0	12,346	0	12,346	0	0
Short Term Incentive	0	0	0	0	0	873,337	0
Annual Long Term Incentives
Unvested Stock Options	0	0	795,447	0	893,395	893,395	0
Unvested Restricted Stock Units	0	0	0	0	2,143,330	0	0
Special Long Term Incentives
Unvested Stock Options	0	0	1,531,445	1,531,445	1,531,445	0	0
Unvested Restricted Stock Units	0	0	1,637,741	1,637,741	1,637,741	0	0
Unvested Performance Restricted
Stock Units	0	0	2,553,065	2,553,065	2,553,065	394,834	0
Retirement Plan Distribution	580,732	580,732	580,732	580,732	580,732	580,732	0
Life Insurance Benefits(2)	4,834	4,834	4,834	4,834	4,834	2,805,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Mr. Stritzke resigned his position as President and Chief Operating Officer on September 2, 2013. The actual total value of compensation he received upon his termination is $609,695. See the section titled Potential Payments Upon Termination or Change in Control.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of June 29, 2013. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of June 29, 2013.
(4)	Mr. Stritzke was not eligible to retire as of June 29, 2013.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of June 29, 2013 with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	17,000,501	(1)	$43.38(2)	18,223,644(3)
Equity compensation plans not approved by security holders(4)	52,562		$36.45	5,221
Total	17,053,063			18,228,865

(1)	Includes 4,099,832 RSUs/PRSUs which do not have an exercise price.
(2)	Includes weighted average exercise price for stock options only.
(3)	Includes securities remaining available for future issuance for each of the following plans:
• 2010 Stock Incentive Plan: 17,844,934
• 2001 Employee Stock Purchase Plan: 378,710
(4)	Includes 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which Coach’s Outside Directors may defer their director’s fees and/or restricted stock units. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.

DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s Outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Outside Director consists of an annual cash retainer, which varies based on each Outside Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s Annual Meeting of Stockholders. Upon joining the Coach Board, each new Outside Director receives a grant of options and RSUs with approximately the same value as this annual grant.

In addition, Coach’s Outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only). The Board authorized an increase in the basic annual retainer from $60,000 to $75,000 in November 2012 following a review of director compensation practices in our peer companies.

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As of November 1, 2012, Coach’s Outside Director annual cash retainer schedule is as follows:

Compensation Element	Annual Amount (in $)	Received by:
Basic annual retainer	75,000	All Outside Directors
Annual equity grant value(1)	150,000	All Outside Directors
Audit Committee Chair annual retainer	30,000	Mr. Murphy through November 7, 2012; Mr. Zeitlin from November 7, 2012
HR Committee Chair annual retainer	30,000	Mr. Menezes
GN Committee Chair annual retainer	20,000	Ms. Miller
Lead Director annual retainer	30,000	Ms. Miller

(1)	The annual equity grant to our Outside Directors is fixed at a FASB ASC 718 expense of approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full on the earlier of Coach’s next Annual Meeting of Stockholders or one year from the date of grant, subject to the Director’s continued service until that time. The grant of stock options and RSUs made to new Directors upon joining is approximately the same value as these annual grants and vests one year from the grant date.

Stock Ownership Policy

Coach has a stock ownership policy for Outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. The Board of Directors expects the required level of ownership to be reached within three years of the date an Outside Director is appointed to the Board. Ownership includes shares owned, shares held in Coach’s Outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the last measurement date (December 31, 2012), all sitting Outside Directors, except as noted below, had achieved the desired level of ownership. Ms. Tilenius, our newest Outside Director, has not yet reached the permitted timeframe to acquire shares.

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2013 Director Compensation

Compensation earned in fiscal year 2013 for each Outside Director is detailed below:

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan Kropf	2013	70,000	75,003	74,593	0	0	0	219,596
Gary Loveman	2013	70,000	75,003	74,593	0	0	0	219,596
Ivan Menezes	2013	100,000	75,003	74,593	0	0	0	249,596
Irene Miller	2013	120,000	75,003	74,593	0	0	0	269,596
Michael Murphy	2013	80,000	75,003	74,593	0	0	0	229,596
Stephanie Tilenuis	2013	65,000	75,003	74,593	0	0	0	214,596
Jide Zeitlin	2013	90,000	75,003	74,593	0	0	0	239,596

(1)	Reflects the aggregate grant date fair value of all stock options and RSU awards computed in accordance with FASB ASC 718, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described under the Summary Compensation Table. As of June 29, 2013, the outstanding stock options held by each Outside Director were: Susan Kropf, 71,694; Gary Loveman, 54,694; Ivan Menezes, 18,694; Irene Miller, 99,694; Michael Murphy, 24,374; Stephanie Tilenius 9,261; Jide Zeitlin, 71,694. The number of restricted stock units held by each Outside Director was 1,340, except for Stephanie Tilenius, who held 2,865 due to having received an appointment grant upon joining the Board in August 2012. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis.

2013 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Susan Kropf	0	0	1,163	66,256
Gary Loveman	0	0	1,163	66,236
Ivan Menezes	10,000	380,100	1,163	66,256
Irene Miller	0	0	1,163	66,256
Michael Murphy	6,320	92,020	1,163	66,256
Stephanie Tilenius	0	0	0	0
Jide Zeitlin	0	0	1,163	66,236

(1)	3,378 shares were sold to cover the exercise cost for Mr. Menezes’s stock option exercises; 4,399 shares were sold to cover the exercise cost for Mr. Murphy’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	Represents the product of the number of shares vested and the market value of Coach’s common stock on the vesting date.

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PROPOSAL 4: APPROVAL OF THE COACH, INC. 2013 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

On September 20, 2013, our Board of Directors adopted the Coach, Inc. 2013 Performance-Based Annual Incentive Plan (the ‘‘Annual Incentive Plan’’). The Annual Incentive Plan will, beginning in fiscal 2014, replace our existing annual incentive plan (the ‘‘Prior Plan), which was adopted by our Board on June 23, 2000, and subsequently approved by Coach’s stockholders on November 7, 2001 (as amended and reapproved by our stockholders in 2005 and 2008). For purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Coach’s stockholders are being asked to approve the Annual Incentive Plan at the Annual Meeting. The following is a summary of key provisions of the Annual Incentive Plan. This summary is subject to the specific provisions contained in the full text of the Annual Incentive Plan, which is attached as Appendix B to this proxy statement. You should refer to Appendix B for the complete terms and conditions of the Annual Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE APPROVAL OF THE COACH, INC. 2013 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

VOTE REQUIRED

The approval of the Annual Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting on the matter.

DESCRIPTION OF THE ANNUAL INCENTIVE PLAN

General. The Annual Incentive Plan is intended to provide Coach’s senior management with annual incentive cash compensation that is dependent on the achievement of pre-established and objective performance goals, such as operating income and diluted earnings per share (and other metrics as described below).

Purpose. The purpose of the Annual Incentive Plan is to advance the interests of Coach and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Annual Incentive Plan is designed to comply with Section 162(m) of the Code permitting certain compensation to be exempt from the deductibility limit of Section 162(m). If the plan is approved by the stockholders at the Annual Meeting, and satisfies other requirements of Section 162(m), the Human Resources Committee of Coach’s Board of Directors (the ‘‘HR Committee’’) will be able to pay performance-based compensation to covered employees that is intended to be exempt from the $1 million limitation on deductibility of compensation for such officers.

Administration. The HR Committee administers the Annual Incentive Plan. In the case of awards intended to qualify as ‘‘performance-based compensation’’ within the meaning of Section 162(m) of the Code, the HR Committee will consist solely of two or more ‘‘Outside Directors’’. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined annual award established by the HR Committee, which under the Annual Incentive Plan may not exceed $6 million, if the performance goals have been satisfied. This limit is lower than the $12 million limit as applied under the Prior Plan.

Eligibility. Our Chief Executive Officer and other senior executives who are or who may become ‘‘covered employees’’ (as defined in Section 162(m) of the Code) for a particular taxable year of the Company (each, a ‘‘Covered Executive’’) are eligible to participate in the Annual Incentive Plan. The specific employees that participate in the Annual Incentive Plan in any year are selected by the HR Committee and, because the HR Committee selects the participants each year, the actual number of employees who will be eligible to participate in a given year cannot be determined in advance.

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Performance Goals. The performance goals are established by the HR Committee and relate to one or more of the following financial, operational or other metrics with respect to the Company or any of its subsidiaries (the ‘‘Performance Goals’’):

i.	net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization),

ii.	economic value added,

iii.	gross or net sales or revenue,

iv.	net income (either before or after taxes),

v.	adjusted net income,

vi.	operating earnings, income or profit,

vii.	cash flow (including, but not limited to, operating cash flow and free cash flow),

viii.	return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales),

ix.	total stockholder return,

x.	gross or net profit or operating margin,

xi.	costs,

xii.	productivity,

xiii.	expense targets or cost reduction goals,

xiv.	general and administrative expense savings,

xv.	operating efficiency,

xvi.	customer satisfaction and brand perception/brand health,

xvii.	working capital, or any component thereof,

xviii.	earnings or diluted earnings per share,

xix.	adjusted earnings or diluted earnings per share,

xx.	price per share of the Company’s common stock,

xxi.	amount of debt or debt reduction,

xxii.	strategic objectives, development of new product lines and related revenue, sales and margin targets, market development and acquisitions,

xxiii.	market share, and

xxiv.	economic value,

any of which may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared, in a ratio, to any other listed metric, or as compared to results of a peer group or to market performance indicators or indices.

Tax Matters. Bonuses paid under the Annual Incentive Plan to our executives are intended to be deductible by us without limit under Section 162(m) of the Code, which generally places a limit of $1 million on the amount of compensation that we may deduct in any taxable year with respect to each ‘‘covered employee’’ within the meaning of Section 162(m). However, certain performance-based compensation is not subject to this deduction limit. The Annual Incentive Plan

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is designed to provide this type of performance-based compensation to Coach’s executives, subject to receiving stockholder approval and compliance with the requirements set forth in Section 162(m) of the Code.

Bonuses paid to Coach’s executives under the Annual Incentive Plan are based upon formulas that tie the awards to one or more objective performance standards. The Annual Incentive Plan provides that bonus targets for Coach’s executives will be adopted in each performance period by the HR Committee no later than the latest time permitted by Section 162(m) of the Internal Revenue Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). The Annual Incentive Plan further provides that no bonuses will be paid to executives unless and until the HR Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Internal Revenue Code and that, although the HR Committee may in its sole discretion reduce a bonus payable to an executive, the HR Committee has no discretion to increase the amount of any executive’s bonus under the Annual Incentive Plan.

Forfeiture and Claw-Back Provisions. Any performance bonus paid under the Annual Incentive Plan to covered executives will be subject to any claw-back policy implemented by Coach, including, without limitation, any claw-back policy adopted to comply with the requires of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stockholder Approval. No performance bonuses will be paid under the Annual Incentive Plan unless and until the Annual Incentive Plan is approved by our stockholders.

New Plan Benefits

Coach, Inc. 2013 Performance-Based Annual Incentive Plan

Awards under the Annual Incentive Plan are determined based on actual performance, so future actual awards (if any) cannot be determined at this time. As required by Exchange Act rules, the following table sets forth the target and maximum amounts established by the HR Committee for our 2014 fiscal year, subject to stockholder approval of the Annual Incentive Plan.

Name and Position	Fiscal 2014 Target Bonus Amount ($)(1)	Fiscal 2014 Maximum Bonus Amount ($)(1)
Lew Frankfort,
Chairman and Chief Executive Officer	2,812,500	3,750,000
Jane Nielsen,
Executive Vice President and Chief Financial Officer	431,250	575,000
Reed Krakoff,
Former President, Executive Creative Director	0	0
Victor Luis,
President and Chief Commercial Officer	1,762,500	2,350,000
Jerry Stritzke,
Former President and Chief Operating Officer	0	0
Executive Group(2)	5,853,375	7,804,500
Non-Executive Director Group(3)	0	0
Non-Executive Officer Employee Group	3,346,956	4,971,666

(1)	Fiscal 2014 target and maximum bonus amounts are the target and maximum amounts established by the HR Committee for the Annual Incentive Plan participants for our 2014 fiscal year, based upon their expected base salary earnings for fiscal year 2014. Actual bonus payments, if any, are not currently determinable, and will be determined in accordance with the Annual Incentive Plan after the end of fiscal year 2014, based on achievement of the performance goals approved by the HR Committee and each executive’s actual base salary earnings for the fiscal year, and subject to stockholder approval of the Annual Incentive Plan.

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(2)	This group includes the Named Executive Officers as well as the Company’s two other executive officers.
(3)	This group includes seven members of senior management that participate in the Annual Incentive Plan but are not executive officers pursuant to SEC rules.

INCORPORATION BY REFERENCE

The foregoing is only a summary of the Annual Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Agreements with Reed Krakoff

On August 5, 2010, Coach entered into a Branding Agreement with Reed Krakoff, the Company’s President and Executive Creative Director. Under this agreement, Mr. Krakoff agreed to the Company’s use of his name, image and likeness to develop and market products under the ‘‘Reed Krakoff’’ brand. Under the Branding Agreement, the Company had sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand. Mr. Krakoff had agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement. In exchange for Mr. Krakoff’s grant of these rights, the Company was to pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds; Mr. Krakoff did not receive any payments under this agreement during fiscal year 2013.

On July 10, 2013, the Company and Mr. Krakoff entered into a letter agreement, which provided that if the Company had not entered into a binding written agreement for the sale of the Reed Krakoff brand by July 29, 2013, then Mr. Krakoff’s annual bonus with respect to fiscal year 2013 would be $3,000,000 less than the amount otherwise determined under the Company’s Annual Incentive Plan based on the performance goals previously disclosed to Mr. Krakoff.

On July 29, 2013, the Company entered into an Asset Purchase and Sale Agreement with Reed Krakoff Investments LLC (a Delaware limited liability company wholly-owned by Mr. Krakoff prior to the closing) and Mr. Krakoff. The Asset Purchase and Sale Agreement provides that at the closing, Reed Krakoff Investments LLC will purchase the equity interests of Reed Krakoff LLC and certain assets, including the Reed Krakoff brand name and related intellectual property rights, from the Company. In consideration for the acquisition of such equity interests and assets, Reed Krakoff Investments LLC will (i) assume certain ordinary course liabilities of the Company related to the Reed Krakoff business and (ii) issue to the Company units of Reed Krakoff Investments LLC’s common membership interests and units of Reed Krakoff Investments LLC’s convertible preferred membership interests. The common units issued to the Company were to represent 15% of Reed Krakoff Investments LLC’s issued and outstanding common units immediately following such issuance, subject to adjustment to 7.5% of Reed Krakoff Investments LLC’s common units under certain circumstances described below. The convertible preferred units issued to the Company were to automatically convert under certain circumstances into an amount of common units equal to 20% of Reed Krakoff Investments LLC’s issued and outstanding common units immediately following such conversion.

Also, on July 29, 2013, the Company entered into a Resignation Letter agreement with Mr. Krakoff, which provided for Mr. Krakoff’s resignation from his positions as President and Executive Creative Director of the Company on the earlier to occur of the closing or termination of the Asset Purchase and Sale Agreement. This Resignation Letter superseded the terms of the July 10, 2013 Letter Agreement described above. Pursuant to the Resignation Letter, Mr. Krakoff agreed to forfeit his right to receive any compensation, salary, bonuses, equity vesting and other benefits (except for continuation under the Company’s health and welfare benefits) during the period from June 30, 2013 to the effective date of his resignation.

On August 30, 2013, the Company closed on the sale of equity interests and certain assets as described above, including the Reed Krakoff brand name and related intellectual property rights, to Reed Krakoff International LLC (formerly known as Reed Krakoff Investments LLC) pursuant to the Asset Purchase and Sale Agreement. The transaction was completed in accordance with the material terms of the Asset Purchase and Sale Agreement, except that Reed Krakoff International

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LLC ultimately issued to the Company (i) units of Reed Krakoff International LLC’s convertible preferred membership interests representing 8.0% of Reed Krakoff International LLC’s issued and outstanding convertible preferred units and initial equity value immediately following such issuance and (ii) units of Reed Krakoff International LLC’s special convertible preferred membership interests, which automatically convert under certain circumstances into an amount of common units equal to 20% of Reed Krakoff International LLC’s issued and outstanding common units immediately following such conversion. Immediately following the closing, Mr. Krakoff indirectly held a substantial interest in and served as President, Chief Creative Officer and a director of Reed Krakoff International LLC.

Concurrent with the closing under the Asset Purchase and Sale Agreement, the parties executed certain ancillary agreements, including a letter agreement pursuant to which Coach and Mr. Krakoff agreed to terminate that the Branding Agreement described above. Coach also entered into a Transition Services Agreement with Reed Krakoff International LLC pursuant to which Coach agreed to provide Reed Krakoff International LLC with (i) use of physical space within Coach’s headquarters for a period of up to six months following the closing in exchange for payment of rent of no more than $157,500 per month, which is based on Coach’s calculation of its actual cost of using such space and (ii) certain transition services for a period of up to nine months following the closing. Such transition services will be provided on an as-needed basis and Reed Krakoff International LLC may terminate all or any portion of the transition services upon thirty days advance notice to Coach. Reed Krakoff International LLC agreed to pay Coach for the transition services as follows: (i) time spent by Coach employees will generally be charged to Reed Krakoff International LLC in terms of the full-time equivalent costs to Coach for the time spent, in accordance with Coach’s Fiscal Year 2014 Annual Operating Plan and the actual costs incurred by Coach for such services, provided that the total fees for human resources and finance services will be capped at $60,000 per month; (ii) services provided by third parties will be invoiced through Coach or directly invoiced to Reed Krakoff International LLC at cost; and (iii) certain logistics and IS services provided by third parties will be invoiced through Coach to Reed Krakoff International LLC on a per-unit or per-head basis at cost.

Policies and Procedures for Related Person Transactions

Coach has instituted policies and procedures for the review, approval and ratification of ‘‘related person’’ transactions as defined under the rules and regulations of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’). Our Global Business Integrity Program, which is available on our website (www.coach.com) under ‘‘Company Information,’’ requires our Directors and employees to avoid ‘‘any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.’’ This prohibition on conflicts of interest under the Program includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2013, with the exception of one Form 4 (representing two transactions) for each of its seven executive officers, reporting the August 15, 2012 annual stock option and restricted stock unit grants, which were filed one business day late as a result of administrative error.

Communicating With The Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other relevant legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is also the Chair of the GN Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the Directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2014 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2014 Annual Meeting must be received by the Secretary after April 30, 2014, and no later than May 30, 2014. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2014 proxy statement, we must receive it no later than May 30, 2014. Except as required by applicable law, Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

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Coach’s Form 10-K and Other Matters

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on ‘‘Company Information,’’ then ‘‘Investor Relations’’ and following the link from our ‘‘SEC Filings’’ page.

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled ‘‘Human Resources Committee Report,’’ and ‘‘Audit Committee Report’’ (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Alliance Advisors, LLC to solicit the proxies of certain stockholders for the Annual Meeting for a fee of $8,000 plus reasonable out-of-pocket expenses.

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APPENDIX A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (‘‘GAAP’’). The reported operating income and diluted earnings per share in fiscal 2013 and 2012 reflect certain items which affect the comparability of our results. In addition, the reported diluted earnings per share in fiscal 2013 and fiscal 2012 were adjusted for annual incentive plan evaluation purposes. The following tables reconcile the ‘‘as reported’’ results to ‘‘adjusted’’ results excluding these items.

	Fiscal 2013
	Operating	Diluted
	Income	Earnings
	(in thousands)	Per Share
As Reported: (GAAP Basis)	$1,524.5	$3.61
Excluding items affecting comparability	53.2	0.11
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	$1,577.7	$3.73
Adjustment for award measurement		$0.02
Adjusted: (Non-GAAP Basis for award measurement)		$3.75

	Fiscal 2012
	Operating	Diluted
	Income	Earnings
	(in thousands)	Per Share
As Reported: (GAAP Basis)	$1,512.0	$3.53
Excluding items affecting comparability	39.2	0.00
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	$1,551.2	$3.53
Adjustment for award measurement		$(0.02)
Adjusted: (Non-GAAP Basis for award measurement)		$3.51

Two PRSU awards were linked to International Sales. The adjustments from International Sales, as reported in the fiscal 2013 Form 10-K in the Segment footnote, to the results used to calculate the PRSU awards, are reconciled below:

	Lew	Victor
	Frankfurt	Luis
	PRSU	PRSU
As Reported: (GAAP Basis)	$1,540.7	$1,540.7
Adjustments	(743.5)	107.5
Adjusted Measure	$797.2	$1,648.2

In addition, for purposes of establishing and evaluating incentive plan targets, the Company utilizes the non-GAAP performance measure free cash flow, which equals net cash provided by operating activities less purchases of property and equipment.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded

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these items affecting comparability. In addition, the HR Committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.

We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. In addition, we believe excluding the items affecting comparability assists investors in developing expectations of future performance. These items affecting comparability do not represent the Company’s direct, ongoing business operations. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

Fiscal 2013 Items

Restructuring and Transformation

In fiscal 2013, the Company incurred restructuring and transformation related charges of $53.2 million. The charges include the strategic reassessment of the Reed Krakoff business, streamlining our organizational model and reassessing the fleet of our retail stores and inventories. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, the restructuring and transformation related charges needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2013 Form 10-K excluding this item.

Adjustments for Award Measurement

For Annual Incentive Plan purposes, the Company increased reported diluted earnings per share by $0.02/share to adjust for the lower than expected number of shares repurchased during the year.

Lew Frankfurt PRSU

Reported International Net Sales was adjusted primarily to exclude Japan’s net sales.

Victor Luis PRSU

Reported International Net Sales was adjusted primarily to exclude the impact of any foreign currency translation and to include any POS sales of our European joint venture, which is accounted for under the equity method of accounting.

Fiscal 2012 Items

Charitable Contributions and Tax Adjustments

During fiscal 2012, the Company decreased the provision for income taxes by $23.9 million, primarily as a result of recording the effect of a revaluation of certain deferred tax asset balances due to a change in Japan’s corporate tax laws and the favorable settlement of a multi-year transfer pricing agreement with Japan. The Company used the net income favorability to contribute an aggregate $39.2 million to the Coach Foundation. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, both the tax adjustments and the resulting Coach Foundation funding needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2012 Form 10-K excluding these items.

Adjustments for Award Measurement

For Annual Incentive Plan purposes, the Company reduced reported diluted earnings per share by $0.02/share to account for a $7.2 million benefit related to a change in Japanese income tax laws.

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APPENDIX B

COACH, INC. 2013 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of this 2013 Performance-Based Annual Incentive Plan (the ‘‘Bonus Plan’’) is to advance the interests of Coach, Inc. (the ‘‘Company’’) and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Bonus Plan is for the benefit of Covered Executives (as defined below). The Bonus Plan is designed to ensure that the bonuses paid hereunder to Covered Executives (each, a ‘‘Performance Bonus’’) are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and the regulations and interpretations promulgated thereunder.

2.	Administration

The Human Resources Committee of the Board of Directors of the Company (the ‘‘Board’’) or another committee or subcommittee of the Board, in any such case consisting of not less than two directors, each of whom shall qualify as an ‘‘outside director’’ as that term is defined under Section 162(m) of the Code (the ‘‘Committee’’), shall administer the Bonus Plan. The Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan, and all decisions and determinations by the Committee with respect to the Bonus Plan shall be final, binding, and conclusive on all parties.

3.	Eligibility and Participation

The persons eligible to participate in the Bonus Plan shall be those senior executives who are or, as determined in the discretion of the Committee, may become ‘‘covered employees’’ (as defined in Section 162(m) of the Code) of the Company for the applicable taxable year of the Company (each, a ‘‘Covered Executive’’).

4.	Performance Bonus Determinations and Payments

(a)	A Covered Executive may receive a Performance Bonus under the Bonus Plan based upon the attainment of objective performance goals which are established by the Committee and relate to one or more of the following financial, operational or other metrics with respect to the Company or any of its subsidiaries (the ‘‘Performance Goals’’):

i.	net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization),
ii.	economic value added,
iii.	gross or net sales or revenue,
iv.	net income (either before or after taxes),
v.	adjusted net income,
vi.	operating earnings, income or profit,
vii.	cash flow (including, but not limited to, operating cash flow and free cash flow),
viii.	return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales),
ix.	total stockholder return,
x.	gross or net profit or operating margin,
xi.	costs,
xii.	productivity,
xiii.	expense targets or cost reduction goals,
xiv.	general and administrative expense savings,
xv.	operating efficiency,

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xvi.	customer satisfaction and brand perception/brand health,
xvii.	working capital, or any component thereof,
xviii.	earnings or diluted earnings per share,
xix.	adjusted earnings or diluted earnings per share,
xx.	price per share of the Company’s common stock,
xxi.	amount of debt or debt reduction,
xxii.	strategic objectives, development of new product lines and related revenue, sales and margin targets, market development and acquisitions,
xxiii.	market share, and
xxiv.	economic value,

any of which may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared, in a ratio, to any other listed metric, or as compared to results of a peer group or to market performance indicators or indices.

(b)	With respect to each Performance Period (as defined below), no later than the latest time permitted by Section 162(m) of the Code (which currently is the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the elapsing of 25% of the Performance Period), the Committee shall establish the Performance Goals for the Performance Bonuses for such Performance Period (which shall be based upon objectively determinable formulas that tie such Performance Bonuses to one or more performance objectives relating to the Performance Goals) and shall determine the method by which a Covered Executive’s Performance Bonus under the Bonus Plan shall be calculated for such Performance Period, based on the attainment of the applicable Performance Goals. Such determinations shall in all events be made in compliance with Section 162(m) of the Code. Without limiting its authority under the Bonus Plan, the Committee may condition payment of a Covered Executive’s Performance Bonus on additional service-related criteria (e.g., the Covered Executive’s employment by the Company on the last day of the Performance Period). For purposes of the Bonus Plan, ‘‘Performance Period’’ shall mean any fiscal year of the Company (beginning with the Company’s fiscal year ending June 28, 2014) or such other period as shall be designated by the Committee in its sole discretion.

(c)	No Performance Bonuses shall be paid to Covered Executives unless and until the Committee makes a written certification, after the end of the applicable Performance Period, with respect to the attainment of the performance objectives. Such determinations shall in all events be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code. Payment of any Performance Bonus shall be made in cash following the date of such certification and in any event on or prior to the last day of the ‘‘short-term deferral’’ period under Section 409A of the Code.

(d)	The Committee shall have the discretion, prior to making any Performance Bonus payment, to decrease, but not to increase, the Performance Bonus payment otherwise calculated pursuant to Section 4(a). In no event shall the annual payments under the Bonus Plan to any Covered Executive exceed six million dollars ($6,000,000).

(e)	The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following:

i.	items related to a change in accounting principle,
ii.	items relating to financing activities,
iii.	expenses for restructuring or productivity initiatives,
iv.	other non-operating items,
v.	items related to acquisitions,

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vi.	items attributable to the business operations of any entity acquired by the Company during the applicable Performance Period,
vii.	items related to the disposal of a business or segment of a business,
viii.	items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (‘‘GAAP’’),
ix.	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the applicable Performance Period,
x.	any other items of significant income or expense which are determined to be appropriate adjustments,
xi.	items relating to unusual or extraordinary corporate transactions, events or developments,
xii.	items related to amortization of acquired intangible assets,
xiii.	items that are outside the scope of the Company’s core, on-going business activities,
xiv.	items related to acquired in-process research and development,
xv.	items relating to changes in tax laws,
xvi.	items relating to major licensing or partnership arrangements,
xvii.	items relating to asset impairment charges,
xviii.	items relating to gains or losses for litigation, arbitration and contractual settlements,
xix.	items attributable to expenses incurred in connection with a reduction in force or early retirement initiative, or
xx.	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

5.	Forfeiture and Claw-Back Provisions

The Committee may provide that any Performance Bonuses paid under the Bonus Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

6.	Other Provisions

(a)	Neither the establishment of the Bonus Plan nor the selection of any individual as a Covered Executive shall give any individual any right to be retained in the employ of the Company or any subsidiary thereof, or any right whatsoever under the Bonus Plan other than to receive Performance Bonus payments awarded by the Committee.

(b)	No member of the Board or the Committee shall be liable to any individual in respect of the Bonus Plan for any act or omission of such member or of any other member or of any officer, agent or employee of the Company.

(c)	In the event that any provision of the Bonus Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Bonus Plan, and the Bonus Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Bonus Plan.

(d)	Any interests of Covered Executives under the Bonus Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e)	The Company shall withhold such amounts as may be required by federal, state or local law from all Performance Bonus payments under the Bonus Plan.

(f)	To the extent not preempted by federal law, the Bonus Plan shall be governed and

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construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

7.	Amendment and Termination

The Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

8.	Stockholder Approval

No Performance Bonuses shall be paid under the Bonus Plan unless and until the Company’s stockholders shall have approved the Bonus Plan. The Bonus Plan will be submitted for the approval of the Company’s stockholders at the first annual meeting of the Company’s stockholders to occur after the initial adoption of the Bonus Plan by the Board.

9.	Term of Bonus Plan

The Bonus Plan shall become effective as of the date of its approval by the Board, subject to its approval by the Company’s stockholders. So long as the Bonus Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval to the Company’s stockholders in 2018, and every fifth year thereafter. In addition, the Bonus Plan shall be resubmitted to the Company’s stockholders for approval as required by Section 162(m) of the Code if it is amended in any way that changes the material terms of the Bonus Plan’s Performance Goals, including by materially modifying the Performance Goals, increasing the maximum Performance Bonus payable under the Bonus Plan or changing the Bonus Plan’s eligibility requirements. It is the intent of the Company that the Bonus Plan and Performance Bonuses under the Bonus Plan comply with the provisions of Section 162(m) of the Code and the Bonus Plan shall be interpreted accordingly.

* * * * *

I hereby certify that the Bonus Plan was duly adopted by the Board of Directors of Coach, Inc. as of September 20, 2013.

COACH, INC.

By:
Todd Kahn, Secretary

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COACH
NEW YORK

COACH, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lew Frankfort 02 Susan Kropf 03 Gary Loveman 04 Victor Luis 05 Ivan Menezes
06 Irene Miller 07 Michael Murphy 08 Stephanie Tilenius 09 Jide Zeitlin

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000185451_1 R1.0.0.51160